EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ZAYO GROUP, LLC,

ZELMS, INC.,

ELECTRIC LIGHTWAVE PARENT, INC.

and

FORTIS ADVISORS LLC,

as the Equityholder Representative

Dated as of November 29, 2016

(i)

Article V CONDITIONS PRECEDENT		57
5.1	Conditions to Each Party’s Obligation	57
5.2	Conditions to Obligation of the Buyer	57
5.3	Conditions to Obligations of the Company	58
Article VI CLOSING		58
6.1	Closing	58
6.2	Actions to Occur at Closing	59
Article VII TERMINATION, AMENDMENT AND WAIVER		60
7.1	Termination	60
7.2	Effect of Termination	61
Article VIII INDEMNIFICATION		61
8.1	Survival of Representations, Warranties and Agreements	61
8.2	Indemnification of the Buyer Indemnified Persons	62
8.3	Indemnification of the Seller Indemnified Persons	62
8.4	Limitations	63
8.5	Third Party Claims	65
8.6	Direct Claims	66
8.7	Other Claims	66
8.8	Indemnification Payment	67
8.9	Remedies Not Affected by Investigation or Knowledge	67
8.10	No Duplication of Remedies	67
8.11	Escrow	67
8.12	Sellers Release	68
Article IX GENERAL PROVISIONS		68
9.1	Reasonable Efforts; Further Assurances	68
9.2	Amendment and Modification	69
9.3	Waiver of Compliance	69
9.4	Severability	69
9.5	Expenses and Obligations	69
9.6	Parties in Interest	69
9.7	Notices	70
9.8	Counterparts	71
9.9	Time	71
9.10	Entire Agreement	71
9.11	Public Announcements	71
9.12	Attorneys’ Fees	72
9.13	Assignment	72
9.14	Rules of Construction	72
9.15	Reserved	73
9.16	Governing Law	73
9.17	Waiver of Jury Trial	74
9.18	Consent to Jurisdiction; Venue	74
9.19	Enforcement	74
9.20	Acknowledgement and Waiver	75

(ii)

EXHIBITS

Exhibit ADefined Terms

Exhibit BForm of Letter of Transmittal

Exhibit CForm of Stockholder Consent

Exhibit D Form of Certificate of Merger

Exhibit EForm of Surviving Corporation Certificate of Incorporation

Exhibit FForm of Surviving Corporation Bylaws

SCHEDULES

Schedule A-1Adjustment Escrow Amount

Schedule A-2Transaction Expenses

Schedule 2.9Sample Working Capital Calculation

Schedule 2.12Advisory Group

DISCLOSURE SCHEDULES

Schedule 3.1(a)(i) Organization; Good Standing and Other Matters

Schedule 3.1(a)(ii) Organization; Good Standing and Other Matters

Schedule 3.1(b)(ii) Capitalization – Stock Ownership

Schedule 3.1(b)(iii) Capitalization – Option Ownership

Schedule 3.1(b)(iv) Capitalization – RSU Ownership

Schedule 3.1(b)(v) Capitalization – Warrant Ownership

Schedule 3.1(c)(i) Capitalization of the Subsidiaries

Schedule 3.1(c)(ii) Capitalization of the Subsidiaries

Schedule 3.1(e)(i) No Conflict; Required Filings and Consents

Schedule 3.1(f)(i) Financial Statements

Schedule 3.1(f)(iii) Absence of Certain Changes or Events

Schedule 3.1(g)(iv) Compliance with Applicable Laws; Permits

Schedule 3.1(h) Litigation

Schedule 3.1(i) Insurance Coverage

Schedule 3.1(j)(i)(A) Real Property

Schedule 3.1(j)(i)(B) Real Property

Schedule 3.1(l) Liens

Schedule 3.1(m) Environmental Matters

Schedule 3.1(n) Taxes

Schedule 3.1(o)(i) Material Contracts

Schedule 3.1(o)(ii) Material Contracts – Validity

Schedule 3.1(p)(i) ERISA Compliance; Labor

Schedule 3.1(p)(ii) ERISA Compliance; Labor

Schedule 3.1(p)(iii) ERISA Compliance; Labor

Schedule 3.1(q) Intellectual Property

Schedule 3.1(r) Broker’s Commissions and Advisor Fees

(iii)

Schedule 3.1(s)(i) Network Facilities and Operations

Schedule 3.1(s)(iii) Network Facilities and Operations

Schedule 3.1(s)(iv) Network Facilities and Operations

Schedule 3.1(s)(v) Network Facilities and Operations

Schedule 3.1(s)(vi) Network Facilities and Operations

Schedule 3.1(s)(vii) Network Facilities and Operations

Schedule 3.1(t)(i) Transactions with Certain Persons

Schedule 3.1(t)(ii) Transactions with Certain Persons

Schedule 3.1(t)(iii) Transactions with Certain Persons

Schedule 4.1 Conduct of Business

Schedule 4.2(a) Specified Governmental Approvals

Schedule 4.4 Third Party Consents

Schedule 4.13(b)(i) Incentive Plans

Schedule 4.14 Payoff Indebtedness

(iv)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 29, 2016, is made by and among Zayo Group, LLC, a Delaware limited liability company (“Buyer”), ZELMS, Inc., a Delaware corporation and direct, wholly owned subsidiary of Buyer (“Merger Sub”), Electric Lightwave Parent, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial Equityholder Representative hereunder.

PRELIMINARY STATEMENTS

A. The Boards of Directors of the Company and Merger Sub have each (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), (iii) resolved to submit this Agreement to their respective stockholders for their approval of the adoption hereof, and (iv) recommended that their respective stockholders approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

B. Based on the recommendation of the Board of Directors of the Company that the Merger would be advisable and fair to, and in the best interests of, the Stockholders, as promptly as practicable following the execution and delivery of this Agreement, it is expected that the Stockholders holding more than 50% of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will execute and deliver a written consent and agreement substantially in the form attached as Exhibit C hereto pursuant to Section 228 of the DGCL, approving the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger in accordance with Section 251 of the DGCL (the “Stockholder Consent”).

C. Unless the context otherwise requires, all references in this Agreement to the Company shall refer to the Company together with its Subsidiaries.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I DEFINED TERMS
1.1 Definitions. Certain terms used in this Agreement are defined in Exhibit A attached hereto.

Article II PURCHASE AND SALE

2.1 The Merger.  Upon the terms and subject to the conditions set forth herein, at the Effective Time and in accordance with the DGCL,  Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Buyer and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.2 Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL.

2.3 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth in Exhibit E hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety as set forth in Exhibit F hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Applicable Law.

2.4 Directors; Officers.  From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5 Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the transactions contemplated hereby, including the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

2.6 Conversion of Equity Interests.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Buyer, Merger Sub, the Company, any Stockholder or any holder of any shares of capital stock of Merger Sub:

(i) Each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration, in cash, without interest and upon such conversion shall be cancelled and shall cease to exist;

(ii) Each Share that is owned by the Buyer or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(iii) Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (the Shares described in Section 2.6(a)(ii) and this Section 2.6(a)(iii), “Cancelled Shares”); and

(iv) Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Buyer, Merger Sub, the Company or any holder of any In-the-Money Options or RSUs:

(i) each In-the-Money Option (whether vested or unvested) issued and outstanding as of immediately prior to the Effective Time shall automatically be cancelled, and in consideration of such cancellation, shall automatically be converted into the right to receive an amount in cash equal to the product of (1) the number of Shares then subject to such In-the-Money Option and (2) the excess of the Closing Per Share Merger Consideration over the per Share exercise price of each such In-the-Money Option, together with any amounts that may be payable in respect of such In-the-Money Option from the Adjustment Escrow Fund, the Indemnity Escrow Fund, the Equity Representative Fund or pursuant to Section 2.10(g) at the respective times and subject to the contingencies specified in this Agreement and the Escrow Agreement, as applicable.  The amounts described in this Section 2.6(b)(i) shall be deemed to have been paid in full satisfaction of all rights pertaining to such In-the-Money Options; and

(ii) each RSU (whether vested or unvested) issued and outstanding as of immediately prior to the Effective Time, to the extent not a Waived RSU (as defined below), shall automatically be cancelled, and in consideration of such cancellation, shall be converted into the right to receive an amount in cash equal to the product of (1) the number of Shares subject to such RSU and (2) the Per Share Merger Consideration. The amounts described in this Section 2.6(b)(ii) shall be deemed to have been paid in full satisfaction of all rights pertaining to such RSUs.

(c) Any In-the-Money Option irrevocably waived, surrendered and relinquished by the holder thereof at least two (2) hours prior to the Effective Time shall be defined for the purposes of this Agreement as a “Waived Option”. Any RSU waived and relinquished by the holder thereof at least two (2) hours prior to the Effective Time shall be defined for purposes of this Agreement as a “Waived RSU”.  At the Effective Time, each Out-of-the-Money Option, each Waived Option and each Waived RSU shall be cancelled without consideration and shall be of no further force and effect.

(d) As promptly as practicable after the date of this Agreement, the Company shall deliver to each holder of a Warrant a notice of the Merger consistent with the terms and conditions of the applicable Warrant and otherwise comply with the information requirements therein.  At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company or any holder of Warrants, each Warrant shall be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Total Merger Consideration.

2.7 Closing Payments.
(a) Immediately after the Effective Time, the Buyer shall pay or deposit:
(i) with the Escrow Agent for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Amount;
(ii) with the Escrow Agent for deposit into the Indemnity Escrow Fund, the Indemnity Escrow Amount;

(iii) subject to the fulfillment of the conditions set forth in Section 2.8, to each Stockholder, the portion of the Closing Merger Consideration in which the Stockholder shall be entitled to as of the Closing pursuant to Section 2.6(a)(i);  provided, that if any Stockholder has not satisfied the conditions set forth in Section 2.8(b), then the Buyer shall pay such Stockholder as promptly as practical after satisfaction of such conditions, but in no event prior to the Effective Time;

(iv) with the Company, the portion of the Closing Merger Consideration to which the holders of In-the-Money Options and RSUs shall be entitled to as of the Closing pursuant to Section 2.6(b);
(v) on behalf of the Company, the amount payable to each counterparty or holder of Payoff Indebtedness in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(vi) on behalf of the Company, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; and

(vii) to the Equityholder Representative, the Equityholder Representative Fund Amount;

provided, that all payments made under this Section 2.7(a) shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee in writing at least two (2) Business Days prior to the applicable payment date.

(b)  As promptly as practicable after the Effective Time, but in any event no later than the second regularly scheduled Company payroll date occurring on or after the Closing Date, and as part of the Total Merger Consideration, the Surviving Corporation shall, in exchange for the In-the-Money Options and the RSUs make the payment utilizing the Company’s payroll system in respect of each such In-the-Money Option or RSU to which each holder thereof is entitled as specified in Section 2.6(b).

2.8 Stockholder Payments

(a) Reasonably promptly after the date hereof, the Company shall mail to each Stockholder of record holding a Certificate and to each Stockholder holding Shares in book-entry form (“Book-Entry Shares”), and, in each case, whose Shares will be converted into the right to receive the consideration described in Section 2.6(a)(i), (i) a letter of transmittal substantially in the form attached as Exhibit B hereto and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for payment therefor.  Upon proper surrender of any such Certificate or Book-Entry Share for cancellation to the Buyer in accordance with the surrender instructions, together with such completed letter of transmittal duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (as and when payable pursuant to the terms of this Agreement), an amount in cash equal to (A) the Per Share Merger Consideration multiplied by (B) the number of Shares formerly represented by such Certificate or Book-Entry Share, as applicable, without interest, and such Certificate or Book-Entry Share, as applicable, shall, upon such surrender, be cancelled.

(b) As promptly as practicable after receipt of the letter of transmittal, and in no event later than five (5) Business Days prior to the Closing, each Stockholder shall surrender its Certificate or Book-Entry Share for cancellation to the Buyer in accordance with the surrender instructions, together with its letter of transmittal duly executed; provided, that a Stockholder’s failure to make timely surrender of its Certificate or Book-Entry Share in accordance with the surrender instructions and delivery of the letter of transmittal to the Buyer shall only impact the timing of the payment to such Stockholder pursuant to Section 2.7(a)(iii) and shall not impact such Stockholder’s entitlement to payment.

(c) If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Buyer that any transfer and other similar Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.  Until surrendered in accordance with the provisions of this Section 2.8, any Certificate (other than Certificates representing Cancelled Shares or Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Per Share Merger Consideration payable with respect to the Shares represented thereby, in cash, without interest.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.  If, after the Effective Time, a Certificate (other than one representing Cancelled Shares or Dissenting Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.8.

(e) All cash paid upon conversion of the Shares in accordance with the terms of this Article II and all cash deposited with the Escrow Agent and the Equityholder Representative pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by Applicable Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Buyer shall pay in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect of the Shares represented thereby, in cash, without interest; provided,  however, that the Surviving Corporation may, in its discretion, require the delivery of a reasonably satisfactory indemnity; provided further, that such indemnity shall not require any Stockholder to post a bond or similar backstop security.

(g) Prior to the Closing, each of Buyer and the Company shall use commercially reasonable efforts to coordinate with the Company’s transfer agent with respect to shares of Company Common Stock and take such actions as are required to give effect to the provisions of this Section 2.8.

2.7 Closing Estimates.

(a) At least five (5) Business Days prior to the anticipated Closing Date, the Company shall in good faith prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries, as of the Measurement Time (the “Preliminary Closing Balance Sheet”) in accordance with the sample calculation worksheet set forth on Schedule 2.9, (ii) a good-faith estimate of (A) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated

Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) unpaid Transaction Expenses (the “Estimated Transaction Expenses”), in each case, as of the Measurement Time, before taking into account the payments contemplated herein, and (iii) on the basis of the foregoing, a calculation of the Closing Merger Consideration, the Per Share Merger Consideration and the payments due hereunder to each Seller.

(b) All calculations of the Estimated Net Working Capital, Indebtedness, Cash, Transaction Expenses, Closing Merger Consideration, the Per Share Merger Consideration and the payments due hereunder to each Seller shall be accompanied by a certificate signed by the Chief Financial Officer of the Company, acting in such capacity, certifying that such estimates were prepared in good faith in accordance with this Agreement.

(c) In the event that Buyer notifies the Company that there are errors in the Preliminary Closing Statement, Buyer and the Company shall discuss such errors in good faith and the Company may, in good faith and after taking into account the discussion between the Company and the Buyer, revise and re-deliver the Preliminary Closing Statement no later than three (3) Business Days prior to Closing to reflect the results of such discussion (which revised and re-delivered Preliminary Closing Statement shall serve as the “Preliminary Closing Statement” for all purposes under this Agreement).

2.8 Post-Closing Adjustment of Merger Consideration.

(a) Within sixty (60) days after the Closing Date, the Surviving Corporation shall in good faith prepare and deliver to the Equityholder Representative (on behalf of the Sellers) a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries, as of the Measurement Time (the “Closing Balance Sheet”) in accordance with the sample calculation worksheet set forth in Schedule 2.9 and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (the “Closing Indebtedness”),  (C) Cash (the “Closing Cash”), and (D) unpaid Transaction Expenses (the “Closing Transaction Expenses”), in each case, as of the Measurement Time before giving effect to the payments contemplated herein, and (iii) on the basis of the foregoing, a calculation of the Merger Consideration.

(b) The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, the Equityholder Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Merger Consideration, as set forth in the Final Closing Statement.  The Equityholder Representative shall be deemed to have agreed with all items and amounts included in the calculation of the Merger Consideration, as set forth in the Final Closing Statement that are not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.10(c).  Any Notice of Disagreement may reference only disagreements (x) based on mathematical errors or (y) regarding whether the Merger Consideration, or the components thereof, as reflected on the Final Closing Statement, were calculated in accordance with this Section 2.10.

(c) During the fifteen (15) day period following delivery of a Notice of Disagreement by the Equityholder Representative to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Merger Consideration.  Any disputed items resolved in writing between the Equityholder Representative and the Buyer within such fifteen (15) day period shall be final and binding with respect to such items, and if the Equityholder Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Equityholder Representative in the Notice of Disagreement and the amount of the Merger Consideration, the amount so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review.  If the Equityholder Representative and the Buyer have not resolved all such differences by the end of such fifteen (15) day period, the Equityholder Representative and the Buyer shall submit, in writing, to a nationally recognized independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Merger Consideration (including a reasonably detailed calculation thereof), and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Merger Consideration, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall consider only those items and amounts in the Equityholder Representative’s and the Buyer’s respective calculations of the Merger Consideration that are identified as being items and amounts to which the Equityholder Representative and the Buyer have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm shall limit its determination to whether the Buyer’s proposed amount for such item in the Notice of Disagreement or the Equityholder Representative’s proposed amount for such item in the Notice of Disagreement is calculated more nearly in accordance with this Agreement.

(d) The Independent Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed in writing by the Equityholder Representative (on behalf of the Sellers) and the Buyer. The Equityholder Representative and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e) The costs of any dispute resolution pursuant to this Section 2.10, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Equityholder Representative (on behalf of the Sellers) and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Company shall, during the period prior to the Closing Date, and the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Closing Merger Consideration contemplated by this Section 2.10 shall cause the Surviving Corporation to, afford the Buyer or the Equityholder Representative, as the case may be, and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company or the Surviving Corporation, as the case may be, and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.10.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculation of the Closing Merger Consideration as specified in this Section 2.10;  provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Closing Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Merger Consideration as finally determined pursuant to this Section 2.10 minus (B) the Closing Merger Consideration;

(ii) If the Net Adjustment Amount is positive, (A) the Buyer and the Equityholder Representative shall deliver a joint written notice to the Escrow Agent specifying the Net Adjustment Amount, (B) the Buyer shall pay (I) the portion of each former Stockholder’s Fully Diluted Percentage of the Net Adjustment Amount attributable to Shares (as opposed to In-the-Money Options or RSUs) previously held by such former Stockholder, subject to Section 2.8, to such former Stockholder as soon as practicable, and (II) the portion of each former holder’s Fully Diluted Percentage of the Net Adjustment Amount attributable to In-the-Money Options or RSUs (as opposed to Shares) previously held by such holder to the Surviving Corporation for delivery to such former holder of In-the-Money Options and RSUs through the Surviving Corporation’s payroll system and (C) the Escrow Agent shall pay (I) the portion of each former Stockholder’s Fully Diluted Percentage of the Adjustment Escrow Fund attributable to Shares (as opposed to In-the-Money Options or RSUs) previously held by such former Stockholder, subject to Section 2.8, to such former Stockholder as soon as practicable and (II) the portion of each former holder’s Fully Diluted Percentage of the Adjustment Escrow Fund attributable to In-the-Money Options or RSUs (as opposed to Shares) previously held by such former holder to the Surviving Corporation for delivery to such former holder of In-the-Money Options and RSUs through the Surviving Corporation’s payroll system; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), (A) the Buyer and the Equityholder Representative shall deliver a joint written notice to the Escrow Agent specifying the Net Adjustment Amount, and the Escrow Agent shall pay the Net Adjustment Amount out of the Adjustment Escrow Fund to the Buyer in

accordance with the terms of the Escrow Agreement. If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to the Buyer pursuant hereto, the deficiency shall be recovered from the Indemnity Escrow Fund and neither the Equityholder Representative nor any Seller shall be entitled to object to such claim against the Indemnity Escrow Fund; provided,  however, that for the avoidance of doubt, in no event shall Buyer be entitled to seek recovery of all or any portion of the Net Adjustment Amount directly from the Sellers.  In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent, after paying the Net Adjustment Amount to the Buyer as provided herein, shall pay (I) the portion of each former Stockholder’s Fully Diluted Percentage of the remaining amount of funds in the Adjustment Escrow Fund attributable to Shares (as opposed to In-the-Money Options or RSUs) previously held by such former Stockholder, subject to Section 2.8, to such former Stockholder as soon as practicable and (II) the portion of each former holder’s Fully Diluted Percentage of the remaining amount of funds in the Adjustment Escrow Fund attributable to In-the-Money Options or RSUs (as opposed to Shares) previously held by such former holder to the Surviving Corporation for delivery to such former holder of In-the-Money Options and RSUs through the Surviving Corporation’s payroll system.

(h) Amounts to be paid pursuant to Section 2.10(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by the Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.  Payments in respect of Section 2.10(g), unless specified otherwise to the contrary, shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.10 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

2.9 Withholding Rights.  Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law.  To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Buyer, the Surviving Corporation or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.  The Buyer or the Surviving Corporation, as applicable, shall notify each Stockholder with respect to any deduction or withholding from amounts that are otherwise payable to such Stockholder hereunder or under any other Transaction Document (other than any such deduction or withholding on amounts that are treated as compensation for U.S. federal income tax purposes) and shall cooperate in good faith with such Stockholder to mitigate any such requirement to deduct or withhold to the extent permitted by Applicable Law;  provided, that any such notification, if required, shall be made to such Stockholder in writing prior to the later of (i) five (5) Business Days prior to the Closing or (ii) five (5) Business Days following the return to the Company by a Stockholder of a duly executed letter of transmittal pursuant to Section 2.8(a) hereof.

2.7 Equityholder Representative.

(a) By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Letters of Transmittal, the Sellers irrevocably appoint and constitute Fortis Advisors LLC as exclusive agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of the Stockholders for certain limited purposes, as specified herein (the “Equityholder Representative”), including the full power and authority to act on the Stockholders’ behalf as provided in Section 2.12(b).  The Sellers, by approving this Agreement pursuant to the Stockholder Consent, further agree that such agency, proxy and attorney-in-fact, powers, immunities and rights of indemnification granted to the Equityholder Representative Group hereunder are (i) are coupled with an interest, are therefore irrevocable without the consent of the Equityholder Representative, except as provided in Section 2.12(c), (ii) shall be binding upon the successors, heirs, executors, administers and legal representatives of each Seller and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Seller and (iii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Adjustment Escrow Fund, the Indemnity Escrow Fund and the Equityholder Representative Fund.  All decisions, actions, consents and instructions by the Equityholder Representative shall be binding upon all of the Sellers and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction.  The Escrow Agent and the Buyer Parties shall be entitled to rely on any decision, action, consent or instruction of the Equityholder Representative as being the decision, action, consent or instruction of the Stockholders, and the Escrow Agent and the Buyer Parties are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  The Equityholder Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.

(b) The Equityholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement.  Without limiting the generality of the foregoing, the Equityholder Representative shall have full power, authority and discretion to (i) consummate the transactions contemplated under this Agreement and the Escrow Agreement (including pursuant to Section 2.10 hereof); (ii) from and after the Closing, negotiate disputes arising under, or relating to, this Agreement (including pursuant to Article VIII hereof) and the Escrow Agreement; and (iii) from and after the Closing, execute and deliver any amendment or waiver to this Agreement or the Escrow Agreement; and (iv) from and after the Closing, take all other actions to be taken by or on behalf of the Sellers in connection with this Agreement (including pursuant to Section 2.10 and Article VIII hereof) and the Escrow Agreement.  The Equityholder Representative shall have no duties or obligations hereunder to the Sellers, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(c) The Equityholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Sellers holding a majority of the aggregate Fully Diluted Share Number as of the Effective Time (the “Majority Sellers”).  In the event of the death, incapacity, resignation or removal of the Equityholder Representative, a new Equityholder Representative shall be appointed by the vote or written consent of the Majority Sellers and such replacement Equityholder Representative must be duly appointed prior to the effectiveness of any resignation or removal of the Equityholder Representative.  Notice of such vote or a copy of the written consent appointing such new Equityholder Representative shall be sent to the Buyer and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Buyer and, after the Effective Time, the Surviving Corporation; provided, that until such notice is received, the Buyer, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Equityholder Representative as described in Section 2.12(a).  The immunities and rights to indemnification granted to the Equityholder Representative Group shall survive the resignation or removal of the Equityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d) The Equityholder Representative shall hold the Equityholder Representative Fund Amount in a segregated account (the “Equityholder Representative Fund”). The Equityholder Representative Fund shall be used for the purpose of paying directly or reimbursing the Equityholder Representative for all reasonably documented expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Equityholder Representative in such capacity (including such expenses as that are to be borne by the Equityholder Representative on behalf of the Sellers under this Agreement);  provided, that, other than the payment contemplated under Section 2.7(a)(vii), neither the Buyer nor the Company shall have any monetary obligation or liability to the Equityholder Representative.  The Equityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Equityholder Representative Fund other than as a result of its gross negligence or willful misconduct.    The Equityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Equityholder Representative Fund, and has no tax reporting or income distribution obligations.  The Sellers will not receive any interest on the Equityholder Representative Fund and assign to the Equityholder Representative any such interest.

(e) In the event the Equityholder Representative Fund is insufficient to satisfy the expenses of the Equityholder Representative, following the Expiration Date and prior to the final distribution from the Indemnity Escrow Fund to the Sellers of any amounts thereof in accordance with this Agreement and the Escrow Agreement, the Equityholder Representative shall have the right to recover its unpaid expenses from any remaining portion of the Indemnity Escrow Fund that is then distributable to the Sellers.  Immediately prior to the Survival Date, and from time to time thereafter for so long as any amounts remain in the Indemnity Escrow Fund, the Equityholder Representative shall deliver to Buyer and the Escrow Agent a certificate setting forth its unpaid expenses and upon receipt of such certificate, the Escrow Agent shall pay such unpaid expenses to the Equityholder Representative up to the amount of any distributions from the Indemnity Escrow Fund to be made to the Sellers in accordance with this Agreement and the Escrow Agreement.  Notwithstanding the foregoing, and for the avoidance of doubt, the Equityholder Representative’s right to recover its expenses under this Section 2.12(e) shall not impair Buyer’s right to recover from the Indemnity Escrow Fund pursuant to Article VIII and the Escrow Agreement and no funds subject to a pending or unsatisfied claim shall be distributed to the Equityholder Representative.  The Sellers acknowledge that the Equityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

(f) The Company and certain representatives of the Sellers have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Equityholder Representative to provide direction to the Equityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such representatives, the “Advisory Group”). It is acknowledged and agreed that the Advisory Group to the Equityholder Representative shall initially be the individuals set forth on Schedule 2.12.  Neither the Equityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholder Representative Group”), shall be liable to any Seller for any action or failure to act in connection with the acceptance or administration of the Equityholder Representative Group’s responsibilities hereunder, under the Escrow Agreement or under the Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct.    At such time as the Equityholder Representative determines that it will not incur any further expenses in its capacity as such, the Equityholder Representative shall pay (I) the portion of each former Stockholder’s Fully Diluted Percentage of the remaining amount of funds in the Equityholder Representative Fund attributable to Shares (as opposed to In-the-Money Options or RSUs) previously held by such former Stockholder to the Surviving Corporation for distribution to such former Stockholder, subject to Section 2.8, and (II) the portion of each former holder’s Fully Diluted Percentage of the remaining amount of funds in the Equityholder Representative Fund attributable to In-the-Money Options or RSUs (as opposed to Shares) previously held by such former holder to the Surviving Corporation for delivery to such former holder of In-the-Money Options and RSUs through the Surviving Corporation’s payroll system.  Notwithstanding the foregoing, promptly upon the distribution of the Adjustment Escrow Fund pursuant to Section 2.10(g), the Equityholder Representative shall pay any amounts remaining in the Equityholder Representative Fund in excess of $250,000 to the Surviving Corporation for distribution to the former Stockholder’s and former holders of In-the Money Options and RSUs in according with the foregoing sentence.

(g) By the approval of this Agreement pursuant to the DGCL, the Stockholder Consent and the Letters of Transmittal, each Seller hereby, jointly and severally, agrees to indemnify, defend and hold harmless the Equityholder Representative Group from and against any losses, liabilities, expenses (including reasonable attorneys’ fees and costs, costs of other skilled professionals and costs in connection with seeking recovery from insurers), judgments, fines, settlements and amounts incurred by such Persons arising out of actions taken or omitted to be taken in the Equityholder Representative’s capacity as the Equityholder Representative (except for those arising out of the Equityholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims (collectively, the “Representative Expenses”).

2.8 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (any such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.6(a).  Holders of Dissenting Shares shall be entitled to receive payment of the fair value of such shares as shall be determined in accordance with the provisions of Section 262 of the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Per Share Merger Consideration in accordance with Section 2.6(a), payable without interest.

Article III REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company.

Except as set forth on the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date), the Company hereby represents and warrants to the Buyer and Merger Sub as follows:

(a) Organization; Good Standing and Other Matters.

(i) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization as set forth on Disclosure Schedule 3.1(a)(i), has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified and in good standing to conduct business as a foreign corporation or limited liability company in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  The Company’s certificate of incorporation and bylaws and its Subsidiaries’ respective certificates of incorporation and bylaws, or other comparable organizational documents, as in effect on the date of this Agreement are in full force and effect.  The Company is not in violation, in any material respect, of any of the provisions of its certificate of incorporation or bylaws and none of the Subsidiaries of the Company are in violation, in any material respect, of any of the provisions of their certificates of incorporation, bylaws or equivalent organizational documents.  The Company does not own any assets nor does it have any operations, other than its ownership of 100% of the equity interest of Electric Lightwave Communications, Inc., an Oregon corporation.  The Company has delivered or otherwise made available to Buyer or its Representatives true, correct and complete copies of the Company’s certificate of incorporation and bylaws, or other comparable organizational documents, as in effect on the date of this Agreement.

(ii) Except as set forth on Disclosure Schedule 3.1(a)(ii), the Company has delivered or otherwise made available to Buyer or its Representatives true, correct and complete copies, in all material respects, of (A) the Company’s Subsidiaries’ respective certificates of incorporation and bylaws, or other comparable organizational documents, as in effect on the date of this Agreement, (B) the approved minutes of the Company and its Subsidiaries with respect to the period from January 1, 2015 through the date of this Agreement (other than with respect to meetings convened in respect of the transactions contemplated by this Agreement) and (C) equity transfer records or other comparable ownership records of the Company and its Subsidiaries with respect to the period from January 1, 2009 through the date of this Agreement.  Such minutes reflect the meetings of the stockholders or members of the Company and its Subsidiaries and of their respective boards of directors or managers that occurred during such period, and accurately reflect the events of and actions taken at such meetings in all material respects.  Except as set forth on Disclosure Schedule 3.1(a)(ii), such equity transfer records or ownership records accurately reflect all issuances, transfers and cancellations of the Shares, or other comparable ownership interests of the Company’s Subsidiaries.  All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and their respective jurisdictions where qualified to do business are set forth on Disclosure Schedule 3.1(a)(i).  Copies of applicable Option award agreements and RSU award agreements have been provided to the Buyer on or prior to the date of this Agreement.

(b) Capitalization of the Company.

(i) The authorized capital stock of the Company consists of (i) 700,000,000 shares of Company Common Stock, of which 100,328,537 shares of Company Common Stock, constituting the Shares, are issued and outstanding, and (ii) 10,000,000 shares of preferred stock of the Company, par value $0.001 per share, of which zero (0) shares are issued and outstanding.

(ii) Disclosure Schedule 3.1(b)(ii) sets forth a complete and accurate list of all record holders of the issued and outstanding capital stock of the Company, indicating the respective number of Shares held.

(iii) Disclosure Schedule 3.1(b)(iii) sets forth the names of all Persons holding any Option, together with the number of Shares under each such Option held, the relevant exercise price(s), vesting date(s) and number of Options vesting on each such date, and expiration date(s) thereof.  All Options have been issued in all material respects in accordance with the Incentive Plan.

(iv) Disclosure Schedule 3.1(b)(iv) sets forth the names of all Persons holding any RSU, together with the number of Shares under each such RSU held, and the relevant vesting date(s) and number of RSUs vesting on each such date, and expiration date(s) thereof.  All RSUs have been issued in all material respects in accordance with the Incentive Plan.

(v) Disclosure Schedule 3.1(b)(v) sets forth the names of all Persons holding any Warrant, together with the number of Warrants thus held, the number of Shares issuable upon exercise of each Warrant and the relevant exercise price.  All such Warrants will expire by virtue of the Merger without any further action on the part of the Buyer, Merger Sub, the Company or any holder of such Warrants, with no consideration becoming due or payable in respect thereof. All Warrants have been issued pursuant to the forms of warrant agreement provided to the Buyer on or prior to the date of this Agreement (the “Warrant Agreements”).

(vi) No bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Stockholders may vote are issued or outstanding.  Except for the Shares, Options, RSUs and Warrants and except as set forth on Disclosure Schedules  3.1(b)(iii),  3.1(b)(iv) and 3.1(b)(v), the Company has not agreed to issue any (a) securities, equity, ownership or voting interests; (b) securities or instruments convertible into or exchangeable for any securities, equity, ownership or voting interests; or (c) equity-equivalents, earnings, profits or revenue-based or equity-based rights. The Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.  Except as set forth in Disclosure Schedules  3.1(b)(iii),  3.1(b)(iv) and 3.1(b)(v) and except for the rights granted to the Buyer and Merger Sub under this Agreement, there are no outstanding obligations of the Company to issue, sell, transfer, repurchase or redeem any securities, equity, ownership or voting interests in the Company, or any securities or instruments convertible into or exchangeable for or that otherwise give rights with respect to securities, equity, ownership or voting interests in the Company, or that relate to the holding, voting or disposition thereof.  No Shares have been issued in violation of any rights, agreements, commitments or arrangements under Applicable Law, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which it is bound.

(vii) As of the Closing Date, the treatment of the Options and RSUs pursuant to Article II of this Agreement will be (a) in accordance with the provisions of the Incentive Plan and (b) in full satisfaction of any rights or entitlements of the holders of Options or RSUs under the Incentive Plan, as applicable.  The Incentive Plan is the only equity- or incentive-based compensation plan of the Company or its Subsidiaries under which any incentive awards are outstanding.

(c) Capitalization of the Subsidiaries.  Except as set forth on Disclosure Schedule 3.1(c)(i), the Company directly or indirectly is the record and beneficial owner of all issued and outstanding shares of capital stock or other voting securities of each direct or indirect Subsidiary of the Company listed on Disclosure Schedule 3.1(c)(ii) and such ownership is free and clear of all Liens. Each outstanding share of capital stock or other voting securities of each such Subsidiary has been duly authorized, validly issued, fully paid and nonassessable and no shares of capital stock or other voting securities of any such Subsidiary have been issued in violation of any preemptive or similar rights.  No shares of capital stock or other voting securities of any such Subsidiary are reserved for issuance, and there are no Contracts, agreements, commitments or arrangements obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities, or obligating any such Subsidiary to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock or other voting securities of such Subsidiary.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary of the Company in compliance with all applicable federal and state securities laws.  Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

(d) Authority.

(i) The Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and, subject to the approval of the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote thereon, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party by the Company and the consummation by the Company of the transactions contemplated herein and therein have been duly and validly authorized and declared advisable by the Board of Directors of the Company.  Except for the approval of the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote thereon, no other corporate proceedings on the part of the Company or any Subsidiary of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Transaction Documents to which it is or will be a party, for the Company to perform its obligations hereunder and thereunder, or for the Company to consummate the transactions contemplated herein and therein.  The affirmative vote of Sellers representing a majority of the outstanding Shares is the only vote of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and the execution of the Stockholder Consent by Sellers representing a majority of the outstanding Shares will constitute such approval.  This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is or will be a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously (with one abstention) adopted resolutions (A) determining that the terms of this Agreement, and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Company’s stockholders, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (C) directing that this Agreement be submitted to the stockholders of the Company for their approval of the adoption hereof and (D) resolving to recommend that the Company’s stockholders approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(e) No Conflict; Required Filings and Consents.

(i) Except as set forth in Disclosure Schedule 3.1(e)(i) (collectively, the “Company Approvals”), the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is or will be a party do not, and the consummation by the Company of the transactions contemplated herein and therein do not and will not:

(A) violate, conflict with, or result in any breach of any provision of the Company’s certificate of incorporation or bylaws, or its Subsidiaries’ respective certificates of incorporation or bylaws, or other similar organizational documents;

(B) violate, conflict with or result in a violation or breach of, or constitute a default (or an event that, with or without due notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Lien, other than Permitted Liens, on any property, asset or right of the Company or any of its Subsidiaries pursuant to the terms conditions or provisions of any Material Contract listed on Disclosure Schedule 3.1(o)(i) (but, for the avoidance of doubt, excluding any Contracts included in the Data Room but not specifically set forth on Disclosure Schedule 3.1(o)(i));

(C) violate any Applicable Law (including the Communications Laws) binding upon the Company or any of its Subsidiaries or by which or to which a material portion of the Company’s or any of its Subsidiaries’ respective assets is bound, except to the extent the foregoing would not be material to the Company and its Subsidiaries, taken as a whole; or

(D) violate any material Company Permit.

(ii) Assuming all Company Approvals have been obtained, (A) no consent of any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated herein or therein and (B) none of the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, registration, authorization, approval, order, certificate, waiver, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) Specified Governmental Approvals.

(f) Financial Statements; Absence of Certain Changes or Events.

(i) Set forth on Disclosure Schedule 3.1(f)(i) is a copy of (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 and 2015, together with the audited consolidated statements of operations and comprehensive loss, cash flows and shareholders’ deficit of the Company and its Subsidiaries for the years then ended, and the related notes thereto, and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Consolidated Balance Sheet”) as of September 30, 2016 (the “Consolidated Balance Sheet Date”), together with the related unaudited consolidated statements of operations and comprehensive loss, cash flows and shareholders’ deficit of the Company and its Subsidiaries for the nine-month period then ended (such audited and unaudited financial statements collectively being referred to herein as the “Consolidated Financial Statements”).  The Consolidated Financial Statements, together with the notes thereto, (i) have been prepared in accordance with GAAP (except that the unaudited Consolidated Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP), (ii) are correct and complete in all material respects and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of the operations and cash flows of the Company and its Subsidiaries for the respective periods indicated.

(ii) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in the Consolidated Balance Sheet or disclosed in the notes thereto, except (A) for liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries, taken as a whole and (B) to the extent adequately reflected on or reserved against in the Consolidated Financial Statements.

(iii) Except as set forth on Disclosure Schedule 3.1(f)(iii), or as provided in or contemplated by this Agreement or the other Transaction Documents, since December 31, 2015, (A) the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practices of the Company, (B) there has not been any change or development that, individually, or in the aggregate has had or is reasonably likely to have a Material Adverse Effect, (C) none of the Company and its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance and (D) none of the Company and its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1(e),  (g),  (j),  (k), (l), (o), (t),  (v) or (w).

(g) Compliance with Applicable Laws; Permits.

(i) Since December 31, 2013, each of the Company and its Subsidiaries has materially complied with, is in material compliance with, and has operated its business and maintained its assets in material compliance with, all Applicable Laws (including the Communications Laws).

(ii) To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened.

(iii) Each of the Company and its Subsidiaries holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business, including any material FCC Licenses and PUC Licenses (the “Company Permits”). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Company Permit is pending or, to the Knowledge of the Company, threatened.  No Company Permit is held in the name of any employee, officer, director, stockholder, agent, Person or otherwise on behalf of the Company.

(iv) Set forth on Disclosure Schedule 3.1(g)(iv) are (a) all approvals, authorizations, certificates, registrations and licenses relating to the business or the Company that have been issued by the FCC (the “FCC Licenses”) and (b) all approvals, authorizations, certificates, registrations and licenses relating to the Business or the Company that have been issued by the state public service, public utility and similar state regulatory commissions or similar state regulatory bodies (the “PUCs”) and any local Governmental Authority, if any (the “PUC Licenses” and collectively with the FCC Licenses, the “Telecommunications Licenses”).  Neither the Company nor any of its Subsidiaries offers or provides services under the Network or owns Network Fiber and Network Equipment within the United States other than pursuant to the Telecommunications Licenses, except to the extent that such services or ownership are not regulated by the FCC or any state PUC.

(v) All Telecommunications Licenses are held by the Company or its Subsidiaries. The Company or its Subsidiaries hold all material approvals, authorizations, certificates, registrations and licenses, including all FCC Licenses and PUC Licenses, and all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company by the FCC, a PUC or other federal, state or local Governmental Authority regulating competition and telecommunications businesses and facilities that are required for the Company to conduct the Business as currently conducted or to own the Network.  Each Telecommunications License is valid and in full force and effect in accordance with its terms and has not been suspended, revoked, cancelled, terminated or adversely modified and there is no outstanding notice of suspension, revocation, cancellation, termination or modification or, to the Knowledge of the Company, any threatened suspension, revocation, cancellation, termination or modification in connection therewith. None of the Telecommunications Licenses is subject to any pending regulatory proceeding (other than those affecting the telecommunications industry generally) or judicial review before a Governmental Authority.  To the Knowledge of the Company, there has occurred no event, condition or circumstance (other than those affecting the telecommunications industry generally) that would preclude any Telecommunications License from being renewed in the ordinary course (to the extent that such Telecommunications License expires and is renewable by its terms) or that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents.  The Company is in material compliance with each of the Telecommunications Licenses and has fulfilled and performed all of its material obligations with respect thereto, including timely submitting all material reports, notifications and applications required by applicable Communications Laws, and the timely payment of all material regulatory fees, assessments and contributions;  provided, that, for purposes of the foregoing, “material reports” include FCC Forms 499A and 499Q and “material regulatory fees, assessments and contributions” include FCC regulatory fees and all contributions to support Federal universal service, interstate Telecommunication Relay Service, the administration of the North American Numbering Plan, and the shared costs of local number portability administration.

(h) Absence of Litigation.  Except as set forth on Disclosure Schedule 3.1(h), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Authority, nor, to the Knowledge of the Company, are there any investigations relating to the Company or any of its Subsidiaries pending or threatened by or before any arbitrator or any Governmental Authority. There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

(i) Insurance.  Set forth on Disclosure Schedule 3.1(i), is a true, correct and complete list of all insurance policies for workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty currently maintained by the Company and all fidelity bonds, in each case, that are material to the Company.  Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company, each of the insurance policies set forth on Disclosure Schedule 3.1(i) is in full force and effect.

(j) Real Property.

(i) Disclosure Schedule 3.1(j)(i)(A) sets forth a true and complete list of all Owned Real Property. Disclosure Schedule 3.1(j)(i)(B) sets forth a true and complete list of all Leased Real Property (each of the foregoing, a “Lease” and collectively, the “Leases”), other than leases or licenses of Leased Real Property that relate to leased or licensed space of less than 1,000 square feet.  Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) a valid leasehold interest in all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens.  No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All Leases and all amendments and modifications thereto are in full force and effect, which may include Leases that have not been formally extended or renewed in writing, are informally ongoing, or currently in effect on a month-

to-month or other periodic basis, and there exists no material default under any such Lease by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.

(ii) There are no contractual or legal restrictions that preclude or restrict the ability to use in any material respect any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property.  There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair in all material respects for the requirements of the business of the Company and its Subsidiaries as currently conducted.

(k) Tangible Property.  The Company has good title to, or holds pursuant to valid and enforceable leases, all the tangible properties and assets of the Company (excluding any Real Property) that are material to the conduct of the business of the Company, including the Network Fiber and the Network Equipment, as it is currently conducted, with only such exceptions as constitute Permitted Liens.  The Network Fiber and the Network Equipment are (i) adequate to conduct the principal network operations of the business of the Company in the manner currently conducted by the Company, and (ii) in the case of tangible properties and assets of the Company, in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Company to be operated in the ordinary course of business and consistent with past practices of the Company.

(l) Liens and Encumbrances. All of the material assets of the Company and its Subsidiaries are free and clear of all Liens except for Permitted Liens.

(m) Environmental Matters.  Except as set forth on Disclosure Schedule 3.1(m), the Company and its Subsidiaries have complied in all material respects with all Environmental Laws.  No judicial proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of any Environmental Law.  All permits, registrations, licenses and authorizations required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the Company’s or any of its Subsidiaries’ operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances, have been duly obtained or filed, and the Company and each of its Subsidiaries is in material compliance with the terms and conditions of all such permits, registrations, licenses and authorizations.

(n) Taxes. Except as set forth on Disclosure Schedule 3.1(n):

(i) The Company has timely filed all income Tax Returns and other material Tax Returns and reports required to be filed by it, all Taxes shown as due thereon have been paid or reserved for and any requests for extensions to file such Tax Returns or reports have been timely filed, granted and have not expired, except, in each case, to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Tax Returns filed by the Company are complete and accurate in all material respects, and all Taxes required to be reflected in any Tax Return were properly reflected therein in all material respects. All material Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Tax authority.

(ii) There are no Liens for Taxes upon any of the Company assets, other than Permitted Liens.

(iii) The Company is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: change in method of accounting made prior to the Closing Date, including under Section 481 of the Code, closing agreement as described in Section 7121 (or any similar provision of state, local, or foreign Tax law) executed prior to the Closing Date, installment sale or open transaction disposition made prior to the Closing Date, or prepaid amount received prior to the Closing Date.

(iv) None of the Tax Returns filed by the Company or Taxes payable by the Company are the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Tax authority that is currently pending or, to the Knowledge of the Company, threatened. The Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency that remains outstanding.

(v) The Company has not been the member of any Consolidated Group other than a group the common parent of which was the Company. The Company is not liable for the Taxes of any person under any Tax sharing, Tax allocation, Tax gross-up or similar agreement or arrangement, other than pursuant to Contracts entered into in the ordinary course of business and the primary subject of which is not Taxes.

(vi) The representations and warranties set forth in this Section 3.1(n) are the sole and exclusive representations and warranties hereunder pertaining or relating to Tax matters, and no other representation or warranty set forth herein shall be read or construed so as to address Tax matters.

(o) Material Contracts.

(i) Disclosure Schedule 3.1(o)(i) contains an accurate and complete list of the Contracts to which any of the Company or its Subsidiaries is a party or by which any of the Company or its Subsidiaries are bound that are or involve (each, a “Material Contract”):

(A) the twenty-five (25) largest customers of the Company in September 2016 based on the dollar amount of invoiced monthly recurring revenue;
(B) any non-customer Contract with any Governmental Authority (other than Network Agreements);

(C) each Network Agreement;
(D) any Contract with any current employee that either (i) provides base compensation in excess of $200,000 in any calendar year or (ii) entitles such employee to severance;

(E) any non-employee sales representative or sales agent to the extent there has been aggregate compensation to such non-employee since January 1, 2016 (whether paid or accrued as of the date hereof) in excess of $75,000;

(F) a covenant or other restriction that materially limits the ability of the Company to conduct its business, including non-solicitation, non-competition and most-favored nation pricing restrictions, which are not terminable without payment by the Company on sixty (60) days’ notice;

(G) any director or officer of any Seller, the Company, the Company’s Subsidiaries or any of their Affiliates (other than employment agreements with such Persons entered into in the ordinary course of business or plans or agreements set forth on Disclosure Schedule 3.1(p)(i));

(H) the granting of a Lien (other than a Permitted Lien) upon any material assets of the Company or its Subsidiaries, or a loan agreement, note, mortgage, indenture, security agreement, guaranty, pledge or other agreement relating to Indebtedness (other than intercompany indebtedness and guarantees and accounts receivable or accounts payable in the ordinary course and any performance bonds or other security set forth on Disclosure Schedule 3.1(l));

(I) the acquisition of an equity interest in, or of all or substantially all of the assets or business of, any other Person entered into on or after January 1, 2013;

(J) indemnification of any Person with respect to losses relating to any current or former business of the Company (other than standard indemnification provisions entered into in the ordinary course of business);

(K) a joint venture or partnership;
(L) any Lease;

(M) any Contract between the Company or any Subsidiary of the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand (including any Network Underlying Rights) (other than employment, equity, indemnification or service agreements entered into in the ordinary course of business consistent with past practice);

(N) any customer Contract involving an indefeasible right of use or similar right to use dark or lit Network Fiber involving an annual payment or amortized revenue totaling more than $100,000 (where not already set forth on Disclosure Schedule 3.1(o)(i));

(O) all Contracts under which the Company is lessee of or holds, uses or operates any tangible property (other than real property) that is owned by any other Person, other than such Contracts entered into in the ordinary course of business consistent with past practice and not in excess of $100,000 (the “Tangible Property Leases”) (where not already set forth on Disclosure Schedule 3.1(o)(i));

(P) all Contracts (other than customer Contracts) under which the Company is lessor of or permits any third party to hold, use or operate any tangible property (other than real property) owned or controlled by the Company, except for any Contract under which the aggregate annual rental payments do not exceed $100,000 and the total aggregate rental payments do not exceed $500,000; or

(Q) any agreement not made in the ordinary course of business and that is material to the business of the Company, except as otherwise listed in response to clauses (A) through (P) above.

(ii) Except as set forth on Disclosure Schedule 3.1(o)(ii), all Material Contracts are valid, binding and enforceable against the Company in accordance with their terms and, to the Knowledge of the Company, are valid, binding and enforceable against each other party thereto, and are in full force and effect.  The Company has performed all material obligations imposed on it under such Material Contracts, and neither the Company nor any other party thereto is in material default thereunder, nor has there occurred any event that with notice or lapse of time, or both, (a) would constitute a material default by the Company or, to the Knowledge of the Company, any other party thereunder, (b) would allow or give rise to the limitation, revocation, modification, or termination of any Material Contract or (c) would result in the impairment of the rights of the Company under any Material Contract; nor has the Company or any  Subsidiary received any notice regarding the matters described in (a) through (c).  There is no pending disagreement or dispute with any other party to any Material Contract, nor is there any pending request or process for amendment of any Material Contract.  Accurate and complete copies of each written Material Contract (and written summaries of the terms of any oral Material Contract) have been made available to Buyer.  The Company has not received any notification that any party to a Material Contract intends to cancel, terminate, materially modify, or refuse to perform such Material Contract, or any written notification that a party intends to refuse renew such Material Contract.

(p) ERISA Compliance; Labor.
(i) Set forth on Disclosure Schedule 3.1(p)(i) is a list of all Employee Benefit Plans. Except as set forth on Disclosure Schedule 3.1(p)(i):

(A) neither the Company nor any other entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code (the “Aggregated Group”) sponsors, maintains, contributes to or is required to contribute to, and neither the Company nor any member of the Aggregated Group has sponsored, maintained, contributed to or incurred any liability (contingent or otherwise) with respect to, within the last six (6) years, a “defined benefit plan” as such term is defined in Section 3(35) of ERISA;

(B) the Company has not engaged in any and, to the Knowledge of the Company, no “prohibited transaction,” as such term is described in Section 4975 of the Code or Section 406 of ERISA, has occurred (other than a transaction that is exempt under a statutory or administrative exemption) with respect to any of the Employee Benefit Plans, in any case, that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(C) neither the Company nor any member of the Aggregated Group has contributed to or has during the preceding six (6) years been obligated to contribute to or incurred any liability (contingent or otherwise) with respect to any “multi-employer plan” as such term is defined in Section 4001(a)(3) of ERISA;

(D) no Employee Benefit Plan provides post-employment welfare benefits except to the extent required by Section 4980B of the Code or similar state or other Applicable Law and except for the continuation of coverage through the end of the calendar month in which termination from employment occurs;

(E) each Employee Benefit Plan that constitutes in any part a   nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder;

(F) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has such a determination pending or has time remaining in which to file an application for such determination from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan;

(G) to the Knowledge of the Company, there are no existing circumstances or events that have occurred which could reasonably be expected to cause the loss of the qualified status of any such Employee Benefit Plan; and

(H) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the timing of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director, or consultant;  or (iii) result in the payment of any amount that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(ii) True, correct and complete copies of each of the Employee Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to the Buyer or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file a Form 5500.  All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with Applicable Laws.  Each Employee Benefit Plan has been maintained in compliance with Applicable Laws in all material respects, and, to the Knowledge of the Company, no fact or circumstance exists that can cause any Employee Benefit Plan to not be in compliance in all material respects with its terms and Applicable Laws.  Except as set forth on Disclosure Schedule 3.1(p)(ii), there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans.  All material contributions required to be made to the Employee Benefit Plans pursuant to their terms and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, in each case for any period through the date hereof, have been timely made or paid in full.  There is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor other than as described on Disclosure Schedule 3.1(p)(ii).

(iii) Except as set forth on Disclosure Schedule 3.1(p)(iii), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and no employee of the Company is represented by a union or other collective bargaining entity.  To the Knowledge of the Company, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.  There is no, and in the past two (2) years has been no, labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, and the Company and its Subsidiaries have not experienced any organized work stoppage or other labor difficulty in the past two (2) years.  Except as set forth on Disclosure Schedule 3.1(p)(iii), neither the Company nor any of its Subsidiaries (A) is engaged in, or has been engaged in over the past three (3) years.  any unfair labor practices, has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened against it or (B) has any written notice of any charges, complaints or proceedings pending or, to the Knowledge of the Company, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices within the past two (2) years.  The Company and its Subsidiaries are, and for the past two (2) years have been, in material compliance with all laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, overtime classification, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes.

(q) Intellectual Property.

(i) Disclosure Schedule 3.1(q) lists all Registered Intellectual Property owned by the Company, all of which is valid, subsisting and enforceable.  Except as set forth on Disclosure Schedule 3.1(q), all such Registered Intellectual Property is owned solely by the Company.  Disclosure Schedule 3.1(q) sets forth a complete list of all material Contracts by which the Company has granted any other Person rights in or to any of the Registered Intellectual

Property owned by the Company (the “Licenses”).  Such Licenses are in full force and effect and no material default exists on the part of the Company as a party thereto or, to the Knowledge of the Company, on the part of the other parties thereto.  All Intellectual Property owned by the Company is free of any Liens (other than Permitted Liens) and is fully assignable by the Company to any Person, without payment, consent of any Person or other condition or restriction.  The conduct of the Company’s business as it is currently conducted does not materially infringe upon or misappropriate the Intellectual Property of any third party.  Except as set forth on Disclosure Schedule 3.1(q), there are no current written claims nor, to the Knowledge of the Company, threats of claims by any third party alleging that the Company has infringed, violated, or misappropriated the Intellectual Property of any such third party.  To the Knowledge of the Company, there is no continuing material infringement, violation or misappropriation by any third party of any Intellectual Property owned by the Company.

(ii) The Company owns or has valid rights to access and use, all computer systems (including all computer programs, applications, software, databases, firmware, hardware and related documentation) and Internet websites and related content (collectively, “IT Systems”) used to process, store, maintain and operate data, information and functions used in connection with the business of the Company as currently conducted, except where the failure to own or have such valid access and use rights has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has taken commercially reasonable steps to secure the IT Systems from unauthorized access or use by any Person. To the Knowledge of the Company, the IT Systems are free of all viruses, worms, Trojan horses, or similar malicious code that would materially disrupt their operation or have a material adverse impact on their operation.  There has not been any malfunction with respect to any of the IT Systems since November 1, 2014 that would reasonably be expected to have a Material Adverse Effect that has not been remedied.

(iii) The Company is in material compliance with, and since December 31, 2015 has complied in all material respects with, all Applicable Laws and applicable privacy policies of the Company relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected or obtained in the conduct of the business of the Company.  Except as set forth on Disclosure Schedule 3.1(q), since December 31, 2015, the Company has not received any written notice or claim that the Company’s use, collection, storage, disclosure or transfer of personally identifiable information or other data is or may be in material violation of Applicable Laws. To the Knowledge of the Sellers, since December 31, 2015, the Company has not experienced any breach of security or other unauthorized access by third parties to Company data in the Company’s possession, custody or control.  During the past three (3) years, to the Knowledge of the Company, no circumstance has arisen in which Applicable Laws would require the Company to notify a Person or Governmental Authority of a data security breach or security incident.

(r) Broker’s Commissions and Advisor Fees.  Except as set forth on Disclosure Schedule 3.1(r),  the Company has not, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee, “finder’s fee,” or advisor fee as a result of the consummation of the transactions contemplated herein.

(s) Network Facilities and Operations.
(i) Set forth on Disclosure Schedule 3.1(s)(i) is the following (each, a “Network Agreement”):

(A) each indefeasible-right-of-use (“IRU”), fiber lease, license or similar right to use dark or lit Network Fiber or an associated wavelength and which has an aggregate length equal to or greater than fifty (50) route miles, to which the Company is a recipient of such right and is a party or by which it is bound (the “Network IRUs”);

(B) each underlying right, easement, right-of-way, license, pole attachment agreement, or similar right in relation to Network Fiber owned by the Company to which the Company is a party or by which it is bound (the “Network Underlying Rights”);

(C) other than Network Underlying Rights, each franchise agreement or similar agreement under which the Company is authorized or permitted to place, keep or otherwise locate Network Fiber in or on public property owned or otherwise held by a municipality or similar Governmental Authority, including each modification, amendment and supplement thereto, but for clarity excluding business licenses and construction permits (the “Network Franchise Agreements”);

(D) each colocation agreement or similar agreement relating to locations where the Company is authorized or permitted to place, keep or otherwise locate Network Equipment (other than spare Network Equipment) in or on Real Property, including those locations which are adjacent to long haul segments of the Network and those which are used for POPs (the “Network Colocation Agreements”);

(E) each agreement under which circuits, bandwidth, wavelength, capacity or Network Fiber used by the Network to provide connectivity to, or at the request of, a Customer is provided to or otherwise accessed by the Company (the “Network Access Agreements”);

(F) each agreement under which Network Fiber is serviced or maintained (the “Network Fiber Services Agreements”);
(G) each agreement under which Network Equipment is serviced, maintained or purchased (the “Network Equipment Agreements”); and
(H) each material Interconnection Agreement (as defined below).

(ii) There are no written or other claims or notices from a third party alleging or advising the Company that it considers the Company liable for any tariff or other payment of due but unpaid interstate or intrastate access charges or that it believes the Company has provided services to Voice Over Internet Protocol services providers or other data or information service providers that are claimed to be in violation of federal or state Applicable Law or that have caused the Company to be liable for intrastate or interstate access charges or other fees or charges that the Company has not paid.
(iii) Disclosure Schedule 3.1(s)(iii) sets forth, diagrams showing in reasonable detail:
(A) the approximate location of the Network Fiber, which comprises the Company’s long haul network (the “Long Haul Network”); and

(B) the approximate location of the Network Fiber which comprises the Company’s metro access network (the “Metro Network,” and together with the Long Haul Network and the Network Equipment, the “Network”).

(iv) Disclosure Schedule 3.1(s)(iv) sets forth, for the segments owned by the Company and other third parties (A) the number of available fibers in each segment of the Long Haul Network and the Metro Network, (B) the approximate distance in such segment and (C) the underlying owner.

(v) Disclosure Schedule 3.1(s)(v) sets forth all Class 4 and Class 5 switches and switch locations of the Company.

(vi) Disclosure Schedule 3.1(s)(vi) sets forth, all material interconnection agreements, peering agreements or similar agreements entered into pursuant to Sections 251 and 252 of the Communications Act, including amendments to implement the FCC’s Triennial Review Remand Order, to the extent such amendments have been adopted (the “Interconnection Agreements”) between (A) the Company and unaffiliated incumbent local exchange carriers (each, an “ILEC”) and (B) the Company ILEC and unaffiliated competitive local exchange carriers.  All Interconnection Agreements include the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services provided under Sections 251 and 252 of the Communications Act. An Interconnection Agreement has been obtained and is effective for each ILEC territory in which the Company offer switched voice telephone service. The Company pays for network facilities and services provisioned under the Interconnection Agreements at rates no higher than those rates approved in the most recent TELRIC cost order from each respective PUC in states in which the Company has Interconnection Agreements with an unaffiliated ILEC.

(vii) Disclosure Schedule 3.1(s)(vii) sets forth all material Contracts between (A) the Company and ILECs and (B) the Company ILEC and competitive local exchange carriers, other than, in each case,  the Interconnection Agreements.

(viii) The Company owns or has a valid right to use the Network Fiber and Network Equipment that comprise the Network free and clear of all Liens, except Permitted Liens.  The Company owns or has a valid right to use the Network Underlying Rights free and clear of all Liens other than Permitted Liens and has held all of the Network Underlying Rights in a manner that does not violate in any material respect the terms of any such Network Underlying Right.  The Network Fiber and Network Equipment necessary for the conduct of the business of the Company as presently conducted are in good working order, structurally sound and adequate for the uses to which they are being put (ordinary wear and tear excepted), and are free from any material defect and have been maintained in all material respects in accordance with the past practices of the Company.

(ix) The Network Agreements constitute all rights necessary to allow the Business of the Company to be operated in the ordinary course of business and consistent with past practices of the Company.
(t) Transactions with Certain Persons.

(i) Except as set forth on Disclosure Schedule 3.1(t)(i), no officer of the Company or the Company’s Subsidiaries, nor any member of such Person’s immediate family, is party to any Contract, transaction or other arrangement with the Company (A) providing for the furnishing of services (except in such Persons’ capacity as an officer, director or employee), (B) providing for the purchase or rental of real or personal property to or from any such Person, (C) providing for a loan or advance of funds to or from any such Person (except for normal advances to employees consistent with past practice) or (D) otherwise requiring payments (other than for services as an officer, director, or employee) to or from such Person.

(ii) Except as set forth on Disclosure Schedule 3.1(t)(ii), to the Knowledge of the Company, no officer of the Company or the Company’s Subsidiaries, nor any member of such Person’s immediate family, (A) owns or has owned, directly or indirectly through an investment entity that is controlled by such Person or any member of such Person’s immediate family (which, for the avoidance of doubt, shall exclude any Passive Investment), any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or the Business or (B) owns or has owned, directly or indirectly through an investment entity that is controlled by such Person or any member of such Person’s immediate family (which, for the avoidance of doubt, shall exclude any Passive Investment), or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the Business.

(iii) Except as set forth on Disclosure Schedule 3.1(t)(iii), to the Knowledge of the Company, no officer of the Company or the Company’s Subsidiaries, nor any member of such Person’s immediate family, has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(iv) The Board of Directors has not received written notice of any transaction by, or ownership interest of, any director of the Company, any Seller, or any Affiliate of any such Person that would have been required to be listed on Disclosure Schedules 3.1(t)(i)-(iii) had such transaction been enacted by, or ownership interest be of, an officer of the Company.

(u) Sufficiency of Assets. All of the tangible and intangible assets owned or leased by the Company constitute all of the assets necessary for the Company to carry on its business as currently conducted and as reflected on the Consolidated Financial Statements.  None of the Sellers nor any officer, director or employee of the Company, or any of their respective Affiliates (other than the Company and its Subsidiaries) owns any assets used by the Company in carrying on its business as currently conducted.

(v) Shareholder Matters

(i) Immediately prior to the execution of this Agreement, the Company received a copy of the “Buyout Notice”, as such term is defined in the Shareholders’ Agreement, duly executed by Stockholders holding a majority of the then outstanding Shares, in the form to be delivered to the Shareholders (as defined in the Shareholders’ Agreement) in accordance with Section 4.5(a) of the Shareholders’ Agreement.  Such Buyout Notice complies with Section 4.5 of the Shareholders’ Agreement.  Pursuant to Section 4.5(c) of the Shareholders’ Agreement, each Stockholder has irrevocably waived any dissenters’ rights, appraisal rights or similar rights in connection with the transactions contemplated by this Agreement, including the Merger.

(ii) This Agreement and the actions required to be taken by any party hereunder are in compliance with the provisions of the Shareholders’ Agreement and, upon consummation of the Merger and payment of the Total Merger Consideration, satisfy any and all obligations of the Company thereunder.

(iii) No Stockholder has any rights of appraisal, dissenters’ rights or any similar rights relating to the Merger by virtue of, or with respect to, any shares of capital stock of the Company (including those rights pursuant to Section 262 of the DGCL) that have not been waived in accordance with the Shareholders’ Agreement.

(iv) Assuming the accuracy of the Buyer’s representations and warranties set forth in Section 3.2, no “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Applicable Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Transaction Documents.

(v) The Shareholders’ Agreement is the valid and binding obligation of the parties thereto and is enforceable against the Company and each Stockholder in accordance with its terms and conditions, except that the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.2 Representations and Warranties of the Buyer. As of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date), the Buyer and Merger Sub (together, the “Buyer Parties”) represent and warrant to the Company as follows:

(a) Organization; Good Standing and Other Matters. The Buyer is a limited liability company and Merger Sub is a corporation, and each are duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer Parties each have all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, and are duly qualified and in good standing to conduct business as a foreign corporation  or limited liability company, as applicable, in each jurisdiction in which the businesses they are conducting, or the operation, ownership or leasing of their properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of the Buyer Parties to consummate the transactions contemplated in this Agreement.  The Buyer does not and has not owned any equity interest in the Company.

(b) Authority.  The Buyer Parties have the requisite corporate or limited liability, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability or member action on the part of the Buyer Parties, subject to the adoption of this Agreement by the sole stockholder of Merger Sub.  No other proceedings on the part of the Buyer Parties is necessary to authorize this Agreement and the other Transaction Documents to which they are party, to perform their obligations hereunder and thereunder, or to consummate the transactions contemplated herein and therein, subject to the adoption of this Agreement by the sole stockholder of Merger Sub.  This Agreement and each of the other Transaction Documents to which the Buyer Parties are or will be a party have been, or upon execution and delivery thereof will be, duly and validly executed and delivered, and, assuming that this Agreement and the other Transaction Documents to which the Buyer Parties are a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Buyer Parties, as applicable, enforceable against the Buyer Parties, as applicable, in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance by the Buyer Parties of this Agreement and the other Transaction Documents to which they are a party do not, and the consummation by the Buyer Parties of the transactions contemplated herein and therein do not and will not:

(A) violate, conflict with, or result in any breach of any provisions of the charter, bylaws, certificate of formation or operating agreement of either of the Buyer Parties;

(B) violate, conflict with or result in a violation or breach of, or constitute a default (or an event that, with or without due notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Buyer Parties under, or result in the creation of any Lien, on any property, asset or right of the Buyer Parties pursuant to the terms conditions or provisions of any material Contract to which any Buyer Party is a party; or

(C) violate any Applicable Law (including the Communications Laws) binding upon the Buyer Parties or by which or to which a material portion of the Buyer Parties’ respective assets is bound;

except, with respect to clauses (B) and (C), such violations, conflicts, breaches or defaults as would not interfere with the ability of the Buyer Parties to perform their respective obligations under this Agreement and the other Transaction Documents to which they are a party.

(ii) The Buyer Parties are legally qualified to directly or indirectly own the Company’s Subsidiaries that hold the Telecommunications Licenses. (A) No consent of any Governmental Authority is required by the Buyer Parties in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer Parties are a party or the consummation of the transactions contemplated herein or therein and (B) the Buyer Parties are not required to file, seek or obtain any notice, registration, authorization, approval, order, waiver, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Buyer Parties will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the Specified Governmental Approvals.

(d) Litigation.  There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Buyer Parties, threatened against the Buyer Parties relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of the Buyer Parties to perform their respective obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(e) Financing.

(i) The Buyer will have available to it at the Closing all funds necessary for its payment of the Closing Merger Consideration in accordance with this Agreement and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement. The Buyer understands that its obligations to consummate the transactions contemplated by this Agreement (including the payment of all amounts when due) are not subject to the availability to Buyer of any financing. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

(ii) Buyer has delivered to the Company a true, complete and correct copy of (i) an executed debt commitment letter from Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC (the “Debt Commitment Letter”) and (ii) each related fee letter (with customary redactions only with respect to fee amounts and the economic terms of the “market flex” provisions and nothing which would affect the amount or availability of the Financing), in each case of the foregoing clauses (i) and (ii), in effect as of the date hereof (such Debt Commitment Letter and related fee letters, as they may be amended, modified or replaced in accordance with Section 4.9, collectively, the “Financing Commitments”), which establish commitments to provide debt financing in an aggregate amount set forth therein and subject only to the terms and conditions set forth therein (such debt financing described in the Financing Commitments of such aggregate amount described therein, the “Financing”).

(iii) As of the date hereof, none of the Financing Commitments have been amended or modified and no amendment or modification to the Financing Commitments is contemplated; provided that, for purposes of the foregoing, the existence or exercise of the “flex” provisions contained in one or more fee letters with respect to the Financing Commitments shall not constitute an amendment or modification of the Financing Commitments. The respective commitments contained in the Financing Commitments have not been terminated, reduced, withdrawn or rescinded in any respect and, other than any replacement of the Financing Commitments permitted pursuant to Section 4.9, no such termination, reduction, withdrawal or rescission is contemplated. There are no side letters or other contracts or arrangements related to the funding of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company pursuant to this Section 3.2(e).  The Buyer has fully paid any and all commitment fees or other fees, amounts or expenses in connection with the Financing Commitments that are payable on or prior to the date hereof and the Buyer is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to cause any of the assumptions or any of the statements set forth in the Financing Commitments to be ineffective or inaccurate. The Financing Commitments are in full force and effect and the obligations set forth therein (including, for the avoidance of doubt, the obligation to provide the Financing upon satisfaction or waiver of the Limited Financing Conditions) are the legal, valid, binding and enforceable obligations of the Buyer and, to the Buyer’s Knowledge, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Financing, including any condition relating to the availability of the Financing pursuant to any “flex” provision, other than as expressly set forth in the Debt Commitment Letter (such conditions, the “Limited Financing Conditions”). No event has occurred which, with or without notice, lapse of time or both, constitutes or could reasonably be expected to constitute a default or breach on the part of the Buyer or, to the Buyer’s Knowledge, any other party thereto under any of the Financing Commitments. The Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied on a timely basis or that the Financing will not be made available to the Buyer on or prior to the Closing, and the Buyer is not aware of the existence of any current or anticipated fact or event as of the date hereof that would reasonably be expected to cause such conditions to funding not be satisfied on a timely basis or the Closing not to occur. The Buyer has not incurred any obligation, commitment, restriction or other liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other liability of any kind, in either case which could reasonably be expected to impair or adversely affect the resources, funds or capabilities addressed by this Section 3.2(e) (including the Financing Commitments and the Financing).

Article IV COVENANTS

4.1 Conduct of Business.  Except as contemplated by or otherwise permitted under this Agreement or in Disclosure Schedule 4.1, as required by Applicable Law or to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement until the Closing, the Company covenants and agrees with the Buyer that the Company shall not, and shall not permit any of its Subsidiaries to:

(a) fail to act in the ordinary course of business and consistent with past practices of the Company to preserve substantially intact the Company’s present business organization, or fail to use commercially reasonable efforts to preserve in all material respects the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company;

(b) fail to use commercially reasonable efforts to maintain the material tangible assets of the Company in their current physical condition, except for ordinary wear and tear (for the avoidance of doubt, any compliance with this Section 4.1(b) shall not be deemed to be a breach of Section 4.1(i));

(c) enter into any Material Contract (i) that is not a customer contract (x) outside of the ordinary course of business consistent with past practice or (y) that is for a term of greater than one year and provides for aggregate payments by the Company or its Subsidiaries in excess of $100,000 or (ii) that is a customer contract (x) outside of the ordinary course of business consistent with past practice, (y) that provides for monthly recurring non-fiber revenue in excess of $20,000 per month or (z) that provides for capital expenditures in excess of $250,000;

(d) amend, terminate, breach or waive any material right under, any Material Contract, other than amendments to customer contracts in the ordinary course of business where such amendment is in the ordinary course of business and does not otherwise violate any other clause of this Section 4.1;

(e) merge or consolidate with or into any other Person, adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, winding up or other reorganization of the Company, or otherwise alter the Company’s corporate structure;

(f) other than pursuant to the terms of this Agreement, make any increase in the compensation of any employee, including the grant of any bonus (other than cash bonuses paid prior to the Closing), equity or equity-based compensation, of the Company, or make any material change in personnel policies, employee benefits or other compensation arrangements affecting the employees of the Company, including, but not limited to, increasing the coverage, payments or benefits made available under any Employee Benefit Plan or enter or establish (A) any collective bargaining agreement or (B) any employment, deferred compensation, severance, consulting, non-competition or similar agreement with any such individual that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, except, in each case, in the ordinary course of business and consistent with the past practices of the Company;

(g) other than as required by the terms of any Employee Benefit Plan in existence on the date hereof, take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Benefit Plan;

(h) take any action to institute any new severance or termination pay practices with respect to any of the directors, officers or employees of the Company or to increase the benefits payable under currently applicable severance or termination pay practices, except to the extent that any such new or increased severance or termination pay is payable prior to or concurrently with the Closing;

(i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 for the period of January 31, 2017 or later or fail to continue to make capital expenditures in the ordinary course of business;

(j) acquire (including without limitation by merger, consolidation or the acquisition of any equity interest or assets) any corporation, partnership, limited liability company, other business organization or division thereof or any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets or enter into any joint venture with a third party, except, in each case, in the ordinary course of business and consistent with the past practices of the Company;

(k) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets;
(l) except as required by GAAP, change any of the material accounting principles or practices used by the Company;

(m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction, in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(n) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity interests or voting securities of any class or any securities convertible into or exercisable or exchangeable for equity interests or voting securities of any class (except for the issuance of certificates in replacement of lost certificates and except for the issuance of any Shares upon the exercise of Options and the vesting of RSUs that are outstanding on the date of this Agreement in accordance with the terms of such awards on the date of this Agreement);

(o) change or amend its charter documents or bylaws or other comparable organizational documents;

(p) except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company, incur or assume any Indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course of business) or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) advances and expense reimbursements to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company and (ii) any loans, advances or capital contributions to the Company or any of its direct or indirect wholly owned Subsidiaries;

(q) make any settlement of or compromise any Tax liability which individually exceeds $150,000, file any amendment to any Tax Return, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) sell, lease, IRU, swap, transfer, convey or otherwise dispose of, any assets other than (i) in the ordinary course of business and consistent with the past practices of the Company, (ii) as required by the terms of any Material Contract entered into prior to the date hereof and (iii) so long as such transactions do not, individually or in the aggregate, exceed either (x) ten (10) Fiber Miles or (y) $50,000 in fair market value; provided, however, that the foregoing shall not restrict the provision of any lit  services by the Company and its Subsidiaries in the ordinary course consistent with past practice;

(s) enter into any customer order or agreement (or modify any existing customer order or agreement) in which the customer pre-pays two or more months of products or services (including, but not limited to, lit services, conduit, dark fiber or capacity (including any IRU or lease));

(t) transfer, assign or grant any license or sublicense of any material rights under or with respect to any material Intellectual Property of the Company, other than in the ordinary course of business, or permit to lapse, or instruct or consent to a future lapse, of any material Intellectual Property rights of the Company;

(u) cancel, compromise, waive or release any right or claim having a value in excess of $100,000, individually or in the aggregate;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, assets, securities, property or otherwise, with respect to any equity interests of the Company;

(w) reclassify, combine, split, subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest of the Company or make any other change with respect to its capital structure;

(x) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice; and

(y) authorize any of, or commit or agree to take any of, the foregoing actions.

For the avoidance of doubt, any action prohibited by any of the foregoing clauses shall be prohibited despite such action being permitted pursuant to another clause of this Section 4.1.

4.2 Regulatory and Other Approvals. Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof:

(a) The Buyer and the Company shall, in order to consummate the transactions contemplated hereby (i) proceed diligently and in good faith and use all commercially reasonable efforts to, as promptly as practicable, obtain the Specified Governmental Approvals, in form and substance reasonably satisfactory to the Buyer and the Company, and to make all required filings with, and to give all required notices to, the applicable Governmental Authorities and (ii) cooperate in good faith with each other party and the applicable Governmental Authorities and provide promptly such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith; provided,  however, notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the Company shall not have any obligation to pay any consideration, or to offer to grant, or agree to, any financial or other accommodation in order to obtain any of the Specified Governmental Approvals;

(b) The Buyer and the Company will provide prompt notification to each other when any such approval referred to in Section 4.2(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement, other than to the extent prohibited by Applicable Law or such Governmental Authority; and

(c) In furtherance of the foregoing covenants (and notwithstanding the general commercially reasonable efforts standard in Section 4.2(a) above):
(i) As soon as is practical following the date hereof (but in no event later than ten (10) Business Days after the date hereof):
(A) HSR.The Buyer and the Company shall cause their respective ultimate parent entity (as that term is defined in the HSR Act) to prepare and file any

HSR Act filing required for the consummation of the transactions contemplated by this Agreement; and

(A) Specified Governmental Approvals. The Buyer and the Company shall cooperate in good faith to jointly prepare and file the Specified Governmental Approvals. The Buyer will have primary responsibility for preparing and prosecuting filings for the Specified Governmental Approvals.

(ii) The Buyer and the Company shall request expedited treatment of all filings described in the foregoing clause (i), shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall cooperate with each other in the preparation of such filings in such manner as is reasonably necessary and appropriate.  Buyer will pay all of the fees due under the HSR Act and required for the other filings made under this Section 4.2(c).

(iii) None of the parties shall, and each of the parties shall cause its Affiliates not to, take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the filings described in the forgoing clause (i).

(iv) Subject to applicable confidentiality restrictions or restrictions required by Applicable Law, the Buyer and the Company will notify the other party promptly upon the receipt of (A) any substantive comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 4.2 or the transactions contemplated by this Agreement and (B) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Applicable Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 4.2, each party will promptly inform the other of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement.  Without limiting the generality of the foregoing, subject to applicable confidentiality restrictions or restrictions required by Applicable Law, each party shall provide to the other (or the other’s respective advisors) upon request copies of all substantive correspondence between such party and any Governmental Authority, and any presentations made by such party or its Affiliates to any Governmental Authority, relating to the transactions contemplated by this Agreement.  The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 4.2 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials.  In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include counsel of both parties.  Subject to Applicable Law, the parties will consult and cooperate with each other in connection with any filings, analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any party,  including by providing the other party a reasonable opportunity to review and comment on any such filings, analyses, appearances, presentations, memoranda, briefs, arguments and proposals, and considering in good faith such other party’s comments, prior to any such making or submission to any Governmental Authority.

(v) The Buyer agrees to use its best efforts, and to take any and all steps necessary, to eliminate each and every impediment under any antitrust, competition or trade regulation law that is asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Termination Date, including but not limited to (i) promptly negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of Buyer’s assets, properties or businesses or the Company’s assets, properties or businesses to be acquired by Buyer pursuant hereto, and the entrance into (or termination of) any such other arrangements, licenses, or agreements, as are necessary in order to avoid, or effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the Termination Date and (ii) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Termination Date; provided,  however, that such litigation in no way limits the obligation of each Buyer to use its best efforts, and to take any and all steps necessary, to eliminate each and every impediment under any antitrust, competition or trade regulation law to close the transactions contemplated hereby prior to the Termination Date.

4.3 Access and Information.

(a) Until the Closing or termination of this Agreement, the Company shall afford to Buyer and its Representatives (including accountants and counsel) reasonable access, during normal business hours and upon reasonable notice, to all properties, books, records and Tax Returns of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of the Buyer, to discuss the business of the Company and each of its Subsidiaries with such directors, officers and counsel for the Company as Buyer may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries and consummating the transactions contemplated hereby, and shall cooperate fully with the Buyer and its Representatives (including accountants and counsel), in connection with the foregoing.  Notwithstanding the foregoing, the Company shall not be required to, or to cause the Company or any of its Subsidiaries to, grant access or furnish information to Buyer or any of Buyer’s Representatives to the extent that such access or disclosure would, or would reasonably be expected to, (i) unreasonably interrupt the normal course of business of the Company and its Subsidiaries, (ii) violate or prejudice the rights of its customers or employees, (iii) jeopardize an attorney-client or attorney work product privilege, (iv) be prohibited by Applicable Law or an existing contract or agreement, or (v) violate any confidentiality obligations of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, the Buyer shall not, prior to the Closing, have access to employee I-9 forms, applicant or employee background check records, applicable or employee drugs and/or alcohol testing records, personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, discipline or termination, medical or workers compensation, disability or religious accommodation, medical histories or other information that in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Sellers, the Company or any of its Subsidiaries to risk of liability. Buyer and its Representatives shall not be permitted to collect any air, soil, surface water or ground water samples, nor to perform any invasive or destructive sampling on any properties of the Company or any of its Subsidiaries.  During any visits to any offices or properties of the Company or any of its Subsidiaries permitted by this Section 4.3(a), the Buyer shall comply, and shall cause its Representatives to comply, with all safety, health and security rules applicable to the premises being visited. The Company or any of its Subsidiaries shall have the right to have a Representative present at all times during any visits to the offices or properties of the Company or any of its Subsidiaries or inspections, interviews and examinations conducted at or on the offices or properties of the Company or any of its Subsidiaries. In no event shall the Buyer or any of its Representatives contact any customers of the Company or any of its Subsidiaries without the consent of the Company, except for contacts made in the ordinary course of business consistent with past practice. For the avoidance of doubt, any access, information or disclosure under this Section 4.3(a) shall be subject to the confidentiality obligations of the Buyer and its Representatives (as defined in the Confidentiality Agreement) under the Confidentiality Agreement.

(b) From and after the Closing, the Buyer shall (and shall cause the Company and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide the Equityholder Representative and its Representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of the Company and each of its Subsidiaries and to all information, files, documents and records (written and computer) relating to the Company and its Subsidiaries or any of their businesses or operations for any and all periods prior to and including the Closing Date that they may require with respect to any reasonable business purpose (including, without limitation, any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Company and each of its Subsidiaries and other Affiliates to) cooperate fully with the Equityholder Representative and its Representatives (including accountants, counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of the Equityholder Representative, including, without limitation, by making Tax, accounting and financial personnel and other appropriate employees and officers of the Company and each of its Subsidiaries available to the Equityholder Representative and its Representatives (including counsel and independent auditors), with regard to any reasonable business purpose.  Notwithstanding the foregoing, the Buyer shall not be required to (and shall not be required to cause the Company and each of its Subsidiaries and other Affiliates to) grant access or furnish information to the Equityholder Representative and its Representatives to the extent that such access or disclosure would, or would reasonably be expected to, (i) unreasonably interrupt the normal course of business of the Company and its Subsidiaries, (ii) violate or prejudice the rights of its customers or employees, (iii) jeopardize an attorney-client or attorney work product privilege, (iv) be prohibited by Applicable Law or an existing contract or agreement, or (v) violate any confidentiality obligations of the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Equityholder Representative shall not, following the Closing, have access to employee I-9 forms, applicant or employee background check records, applicable or employee drugs and/or alcohol testing records, personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, discipline or termination, medical or workers compensation, disability or religious accommodation, medical histories or other information that in the Buyer’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability; provided that the Equityholder Representative shall not be prohibited from accessing such information pursuant to a valid court order.  During any visits to any offices or properties of the Company or any of its Subsidiaries permitted by this Section 4.3(b), the Equityholder Representative shall comply, and shall cause its Representatives to comply, with all safety, health and security rules applicable to the premises being visited. The Company or any of its Subsidiaries shall have the right to have a Representative present at all times during any visits to the offices or properties of the Company or any of its Subsidiaries or inspections, interviews and examinations conducted at or on the offices or properties of the Company or any of its Subsidiaries.  The Buyer shall, and shall cause the Company and its Subsidiaries to (i) retain all such information, files, documents and records (written and computer) relating to the Company and its Subsidiaries or any of their businesses or operations for any and all periods prior to and including the Closing Date in accordance with the existing retention policies of the Buyer.

4.4 Third Party Consents.  After the date of this Agreement and prior to the Closing, the Company and Buyer shall each use commercially reasonable efforts to obtain the Consents identified on Disclosure Schedule 4.4;  provided,  however¸ that the Buyer shall not have any obligation to pay any consideration or to offer to grant, or agree to, any financial or other accommodation in connection with obtaining such Consents.

4.5 No Solicitation.

(a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof, the Company shall not (and shall not permit any of its Subsidiaries or any of their respective Representatives acting on their behalf to), directly or indirectly, take any of the following actions with any party other than the Buyer and its designees: (A) solicit, knowingly encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of equity interests of the Company (whether or not outstanding), whether by merger, purchase of assets, purchase of equity interests of the Company, tender offer, license or otherwise, or effect any such transaction, (B) disclose any non-public information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person to make any proposal to purchase all or any part of the equity interests of the Company or assets of the Company, or (D) enter into any agreement with any Person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, purchase of equity interests of the Company, license, tender offer or otherwise.  In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Closing Date or the termination of this Agreement in accordance with Section 7.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C), or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall immediately (x) suspend any discussion with such offeror or party with regard to such offers, proposals, or requests and (y) notify the Buyer thereof, including information as to identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Buyer may reasonably request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.5 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that the Buyer shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.5 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Buyer may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

4.6 Financial Statements.

(a) The Company acknowledges and the Buyer represents and warrants to the Company that the Buyer will be required to file with the Securities and Exchange Commission (the “SEC”), in a Current Report on Form 8-K and in any registration statement filed with the SEC by Buyer pursuant to the Securities and Exchange Act of 1933, as amended,  financial statements of the Company prepared in accordance with, and for the periods required by, Rule 3-05 and Article 11 of Regulation S-X promulgated by the SEC (the “S-X Financial Statements”).

(b) The Company shall use its commercially reasonable efforts to cause PricewaterhouseCoopers LLP to prepare and provide to Buyer, and shall cooperate with Buyer in connection with the preparation of, the S-X Financial Statements in a form that will comply with Rule 3-05 and Article 11 of Regulation S-X promulgated by the SEC; it being agreed that the preparation of the S-X Financial Statements shall be the responsibility of Buyer and that the preparation of the S-X Financial Statements is not a condition precedent to any party’s obligations hereunder.  Prior to the Closing, the Company shall provide Buyer and its Representatives with reasonable access during normal business hours to the financial and accounting information used in the preparation of the S-X Financial Statements.  The Company shall use its commercially reasonable efforts to obtain representation letters and similar documents from applicable personnel as may be required in connection with the preparation and audit of the S-X Financial Statements,  it being agreed that obtaining such representation letters is not a condition precedent to any party’s obligations hereunder.  Buyer shall reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company with respect to the Company’s undertaking pursuant to this Section 4.6.

4.7 Confidentiality.

(a) Until the Closing Date, each of the parties shall, and shall cause its Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement and the Transaction Documents all information and data obtained by them from the other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section 4.7), unless disclosure of such information or data is required by Applicable Law or the rules and regulations of the New York Stock Exchange; provided, that prior to any such disclosure of information or data, to the extent not prohibited by Applicable Law or the rules or regulations of the New York Stock Exchange compelling such disclosure, the disclosing party shall, (i) provide the non-disclosing party an opportunity to review the information or data to be disclosed and comment on the nature, scope and contents of such disclosure and (ii) have such comments be considered in good faith.  In the event that the transactions contemplated hereby are not consummated, each party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, promptly return to the other party or destroy all documents (including all copies thereof) containing any such information or data. Notwithstanding the foregoing, the rights and obligations under the Confidentiality Agreement shall remain in full force and effect until the earlier of (x) the Closing Date or (y) its termination in accordance with its terms.

4.8 Tax Matters.

(a) Tax Returns.  The Company shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries that are due on or before the Closing Date.  Upon request by the Buyer, the Company shall afford to Buyer and its Representatives (including accountants and counsel) reasonable access, during normal business hours and upon reasonable notice, to all historical Tax Returns of the Company and its Subsidiaries filed prior to the Closing, together with the opportunity to make copies of such Tax Returns.  The Buyer shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all other Tax Returns of the Company and its Subsidiaries that are due subsequent to the Closing Date.  Any Tax Returns with respect to any taxable period that ends prior to or includes the Closing Date shall be prepared in accordance with past practices of the Company and its Subsidiaries, except as otherwise required by Applicable Law.  The Buyer shall make available to the Equityholder Representative a draft of any Tax Return it is responsible for the preparation of for a taxable period (or portion thereof) ending on or before the Closing Date for review and comment by the Equityholder Representative at least thirty (30) days prior to the due date thereof and the Buyer shall make any changes to such Tax Return reasonably proposed by the Equityholder Representative to the extent such changes are consistent with Applicable Law.

(b) Contests.  For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company or its Subsidiaries.  Unless the Buyer has previously received written notice from the Equityholder Representative of the existence of such Contest, the Buyer shall give written notice to the Equityholder Representative of the existence of any Contest relating to a Tax matter which could result in an indemnity claim by any Buyer Indemnified Person pursuant to Article VIII, within ten days from the receipt by the Buyer of any written notice of such Contest, but no failure to give such notice shall relieve the Sellers of any liability hereunder unless the Sellers are materially prejudiced thereby.  The Buyer, on the one hand, and the Equityholder Representative, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest.  Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation, working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.  If a Contest relates to a Tax matter that could result in an indemnity claim by any Buyer Indemnified Person pursuant to Article VIII and the then remaining amount in the Indemnity Escrow Fund is equal to at least half of the amount of Taxes that would reasonably be expected to be payable as a result of such Contest (such Contest, a “Seller Tax Contest”), the Equityholder Representative shall, at its election, have the right to represent the Company’s or applicable Subsidiary’s interests in any such Seller Tax Contest, to employ counsel of its choice at its expense (on behalf of the Sellers) and to control the conduct of such Seller Tax Contest, including settlement or other disposition thereof; provided,  however, that the Buyer shall have the right to consult with the Equityholder Representative regarding any such Seller Tax Contest at the Buyer’s own expense; provided further, that any settlement or other disposition of any such Seller Tax Contest may only be with the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed.  Buyer shall have the right to control any Seller Tax Contest that the Equityholder Representative does not elect to control, and any other Contest that could result in an indemnity claim by any Buyer Indemnified Person pursuant to Article VIII;  provided,  however, that the Equityholder Representative shall have the right to consult with the Buyer regarding any such Contest at the Equityholder Representative’s own expense (on behalf of the Sellers);  provided further, that any settlement or other disposition of any such Contest may only be with the prior written consent of the Equityholder Representative, which consent will not be unreasonably withheld or delayed.  Except as otherwise explicitly set forth in this Section 4.8(b), the Buyer shall have the sole right to control the conduct of any Contest with respect to any period ending after the Closing Date.

(c) Tax Refunds.

(i) Subject to paragraph (ii), below, rights and benefits relating to all credits or refunds of Tax liabilities of the Company and its Subsidiaries no matter how secured (including credits for overpayment of estimated Taxes) arising from or relating to any taxable period (or portion thereof) ending on or prior to the Closing Date shall remain with and be for the benefit of the Buyer.

(ii) Notwithstanding any provision in this Agreement to the contrary, Buyer and the Equityholder Representative agree that the Company and its Subsidiaries may carry back any post-closing net operating loss, post-closing loss from operations or any other post-closing Tax attribute of the Companies to any taxable year that ends on or prior to the Closing Date and Buyer shall be entitled to receive any refund of Taxes resulting from the carry back of such post-closing Tax attributes; provided, however, that Buyer must first agree that it will indemnify and hold harmless the Sellers against any Losses or liabilities for Taxes and expenses related thereto that are attributable to, or result or arise from, any such carry back.

(d) Other Tax Matters.  None of the Buyer, the Company or any Subsidiary (nor any Affiliate thereof) shall (i) file or amend, or cause to be filed or amended, refile, revoke or otherwise modify any Tax Returns or Tax elections of the Company or any Subsidiary that relates to any period (or portion thereof) ending on or prior to the Closing Date, in each case, without the prior written consent of the Equityholder Representative (not to be unreasonably withheld, conditioned or delayed), except as required by Applicable Law; (ii) make an election under Section 338(g) of the Code (or any similar provision under federal, state or local law) with respect to the disposition and acquisition of the Company pursuant to this Agreement or (iii) take any action on the Closing Date other than in the ordinary course of business or other than any action expressly permitted hereunder.

(e) Transfer Taxes.  All sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes resulting from the transactions contemplated by this Agreement will be paid 50% by the Buyer and 50% by the Company.

(f) [Reserved.]

(g) Controlling Provisions.  In the event of any conflict between the provisions of this Section 4.8 and the provisions of Article VIII, the provisions of this Section 4.8 shall control with respect to Taxes.

4.9 Buyer Financing Efforts.

(a) The Buyer shall cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments.  In furtherance of and without limitation to the foregoing, the Buyer shall:

(i) maintain in full force and effect the Financing Commitments until the consummation of the transactions contemplated hereby (except to the extent the Buyer is expressly permitted to earlier terminate such Financing Commitments pursuant to the other terms and provisions of this Section 4.9);

(ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Commitments or on other terms that would not reasonably be expected to hinder or delay the Closing of the transactions contemplated in this Agreement or the date on which the Financing could be obtained or made (which terms shall not (x) expand in any way Company’s obligations under this Agreement, (y) expand on or amend the conditions to the funding of the Financing or (z) reduce the aggregate amount of the Financing available under the Financing Commitments, except, in the case of the foregoing clauses (y) and (z) only, to the extent that such expansion of or amendment to such conditions, or such reduction of the aggregate amount of the Financing so available, would not reasonably be expected to prevent or delay the Closing of the transactions contemplated by this Agreement or the availability of the Financing; provided that the implementation of any “flex” provisions contained in any fee letters with respect to the Financing Commitments (including any original issue discount) shall be deemed not to violate the foregoing clause (z)); and

(iii) satisfy, perform and observe on a timely basis (or obtain a waiver of) all conditions and covenants applicable to Buyer and its affiliates in the Financing Commitments and in any definitive agreements with respect to the Financing.

Buyer shall comply with its obligations under the Financing Commitments and any definitive agreements with respect to the Financing and the consummation thereof at or prior to the Closing.    Neither the Buyer nor any of its affiliates shall take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby, including the Financing.

(b) Buyer shall not, without the prior written consent of the Company,  (i) terminate the Financing Commitments or any definitive agreement relating to the Financing (other than to the extent that any such terminated Financing Commitments are substantially concurrently replaced in accordance with the other terms and provisions of this Section 4.9), (ii) agree to, permit or consent to any amendment, supplement or modification to, or grant any waiver of any provision under, the Financing Commitments or any definitive agreement relating to the Financing if such amendment, supplement, modification or waiver would (A) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (unless, concurrently with such amendment, supplement, modification or waiver, Buyer obtains replacement financing for the full amount of any such reduction (or expected reduction) in accordance the other terms and provisions of this Section 4.9), (B) impose new or additional conditions precedent to the availability of the Financing or otherwise adversely change, expand or amend or modify any of the conditions to the Financing or (C) reasonably be expected to delay, impair or prevent the funding of the Financing or the consummation of the transactions contemplated by this Agreement (it being understood and agreed that the Buyer may amend the Financing Commitments or the definitive agreements relating to the Financing for the sole purpose of adding or replacing lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Financing Commitments) or the definitive agreements relating to the Financing as of the date of this Agreement, but only if such action would not result in the occurrence of any of the events or circumstances described in the foregoing clauses (A) through (C) or (iii) agree to, permit or consent to any waiver of any remedy available to the Buyer under the Financing Commitments or under any definitive agreement with respect to the Financing. Buyer shall promptly deliver to the Company true and complete copies of any such termination, amendment, modification, supplement or waiver.

(c) The Buyer shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and shall, upon reasonable request, provide to the Company copies of the definitive agreements relating to the Financing; provided that, in the case of customary fee letters, any fee amounts, pricing caps and other economic terms of the market flex provisions set forth therein may be redacted. Without limiting the generality of the foregoing, the Buyer shall give the Company prompt notice (i) of any termination or expiration of the Financing

Commitments, any definitive agreement relating to the Financing or any portion of the Financing, (ii) of any actual or alleged breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to a breach or default) by any party to the Financing Commitments or any definitive agreements related to the Financing of which the Buyer becomes aware, (iii) of the receipt by the Buyer or any of its Affiliates of any written notice or other written communication from any Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Financing Commitments or any definitive agreement relating to the Financing or any provision of the Financing contemplated pursuant to the Financing Commitments or any such definitive agreements (including any proposal by any Financing Source, any lender or any other Person to withdraw, terminate or make a material change in the terms of (including the amount of Financing contemplated by) the Financing Commitments) or (B) material dispute or disagreement between or among any parties to any Financing Commitments or any definitive agreement with respect to the Financing and (iv) if for any reason the Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing. As soon as reasonably practicable after the Company delivers to Buyer a written request, the Buyer shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in this Section 4.9(c).

(d) Notwithstanding anything herein to the contrary, the Buyer may at any time (in its sole discretion) terminate the Financing Commitments if (i) concurrently with such termination, (A) the Buyer shall have arranged and obtained alternative financing in replacement thereof from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay all fees and expenses related thereto, with terms (including market flex provisions) not less favorable, in the aggregate, to the Buyer than the terms and conditions set forth in the Financing Commitments and in any event subject only to the Limited Financing Conditions, and (B) the Buyer or its Affiliate shall have agreed to pay all fees and expenses related to such alternative financing, and (ii) such alternative financing would not reasonably be expected to (A) prevent or delay the Closing of the transactions contemplated in this Agreement or the date on which the Financing could be obtained or made or (B) otherwise expand the Company’s obligations under this Agreement or limit remedies available to the Buyer, as compared to such obligations and remedies as of the date hereof.  The Buyer shall deliver to the Company true and complete copies of any and all executed Contracts pursuant to which any such source shall have committed to provide any portion of the Financing; provided that, in the case of customary fee letters, any fee amounts, pricing caps and other economic terms of the market flex provisions set forth therein may be redacted.

(e) For purposes of this Agreement, references to (i) the “Financing” shall include (A) the financing contemplated by the Financing Commitments as the same are amended, modified or supplemented as permitted by this Section 4.9 and (B) any alternative financing that has been arranged and obtained by Buyer in replacement of all or any portion of the Financing in accordance with this Section 4.9, and (ii) the “Financing Commitments” shall include (A) any amendments, modifications or supplements thereto permitted by this Section 4.9 and (B) any Contract pursuant to which any source commits to provide any alternative financing described in the foregoing clause (i)(B).

(f) Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article V.

4.10 Company Financing Assistance.

(a) The Company agrees to, and to cause its Subsidiaries to, provide such assistance (and to use reasonable best efforts to cause its personnel and advisors to provide such assistance) with respect to the Financing as is reasonably requested by the Buyer, including with respect to:

(i) use its commercially reasonable efforts in connection with its participation in, and assistance with, the marketing efforts related to the Financing; provided, that such participation shall be limited to meeting with rating agencies and attending one bank meeting and/or road show with potential lenders;

(ii) delivery to the Buyer and its Financing Sources as promptly as practicable (and no later than the third Business Day prior to the Closing Date) of documentation and other information reasonably requested by the Financing Sources and required by (a) applicable “know-your-customer” and anti-money laundering rules and regulations and (b) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act;

(iii) furnishing the Buyer and its Financing Sources, as promptly as practicable, with all financial statements and any other financial data and financial information and other customary information of the Company as may be reasonably requested to consummate the Financing (including all financial statements, financial data and other information of the Company of the type required in order for Buyer to consummate a bond financing, including (1) if the Buyer has elected to undertake a registered public offering, of the type required by Regulations S-X and S-K promulgated under the Securities Act and other accounting rules and regulations of the Securities and Exchange Commission for a registered public offering by the Buyer or (2) if the Buyer has elected to undertake a Rule 144A offering, customary for Rule 144A offerings) (such financial statements, data and information, collectively, the “Required Financial Information”);

(iv) causing its independent auditors to cooperate with the Financing consistent with their customary practice, including by undertaking a SAS 100 review of any interim financial statements included in the Required Financial Information and by participating in a reasonable number of drafting sessions, providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of the Buyer and the Financing Sources (including by participating in a reasonable number of accounting due diligence sessions), and providing customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings;

(v) (I) assisting the Buyer and the Financing Sources in the preparation of (A) offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, lender and investor presentations and similar documents for the Financing, (B) materials for rating agency presentations, and similar documents in connection with the Financing and (C) pro forma financial statements (it being agreed that the preparation of any pro forma, projected or other forward looking information shall be the sole responsibility of the Buyer and that the Company shall have not responsibility with respect thereto, other than to provide customary and reasonable assistance, upon request, with respect to their preparation) and (D) participating (including by making members of senior management of the Company with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing and reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence;

(vi) executing and delivering customary authorization and representation letters and definitive financing documents to the extent reasonably requested by the Buyer, including certificates, and other documents, to the extent reasonably requested by the Buyer;

(vii) use its reasonable best efforts in connection with its assisting with the preparation of customary projected financial information relating only to the Company as reasonably requested by the Buyer to permit the Buyer to prepare customary projected financial information relating to the Buyer (to be prepared on pro forma basis assuming the consummation of the transactions contemplated by this Agreement) which are customarily required by the Financing Sources for the syndication of credit facilities similar to those described in the Financing Commitments (it being agreed that the preparation of any pro forma, projected or other forward looking information shall be the sole responsibility of the Buyer and that the Company shall have not responsibility with respect thereto, other than to provide customary and reasonable assistance, upon request, with respect to their preparation); and

(viii) use its commercially reasonable efforts in connection with its assisting Buyer in obtaining any consent, approval, order, or waiver from, or providing notice to, any PUC for the Subsidiaries of the Company to participate, upon consummation of the transactions contemplated by this Agreement, in the Financing or any existing financing arrangements of Buyer;

provided that the effectiveness of any definitive documentation (other than authorization and representation letters provided in connection with offering documents) executed by the Company shall be subject to the consummation of the transactions contemplated by this Agreement.

(b) The Company hereby consents to the use of all of the Company’s logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.  Notwithstanding any other provision set forth herein or in any other agreement between the Company and the Buyer (or their respective Affiliates), the Company agrees that the

Buyer and its Affiliates may share customary projections with respect to the Company with the Financing Sources identified in the Financing Commitments, and that the Buyer, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing; provided that the recipients of such information agree to customary confidentiality arrangements.

(c) Notwithstanding anything to the contrary in this Agreement,  neither the Company,  nor any of its directors or officers or other personnel shall be required by this Section 4.10 (1) to take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Company or requires any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company;  (2) to pass resolutions or consents to approve or authorize the execution of the Financing or any definitive documentation relating thereto prior to the consummation of the Merger on the Closing Date (other than customary authorization and representation letters provided in connection with offering documents); or (3) to execute or deliver any certificate, document, instrument or agreement prior to consummation of the Merger on the Closing Date or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than Debt Payoff Letters with respect to Indebtedness, measured as of the Measurement Time).  The Buyer shall (1) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company in connection with providing the assistance contemplated by this Section 4.10, and (2) indemnify and hold harmless the Company and its respective directors, officers, personnel and advisors from and against any and all Losses suffered or incurred in connection with the Financing or any assistance or activities in connection therewith (other than such liabilities, Losses, damages, claims, costs, expenses, interest, awards, judgments or penalties that arose out of (x) the bad faith or willful misconduct of, or willful and intentional breach of this Agreement by, the Company or any of its Affiliates or (y) written historical information of the type prepared by the Company or any of its Affiliates in the ordinary course of business that is provided by the Company or any of its Affiliates expressly in connection with the Financing).    Notwithstanding anything to the contrary herein, it is understood and agreed that the conditions precedent to Buyer’s obligations hereunder, as applied to the Company’s obligations with respect to the Financing, including under this Section 4.10, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of a failure of a Limited Financing Condition caused by the Company’s willful and material breach of its obligations under this Section 4.10.

4.11 Shareholders’ Agreement; Stockholder Consent.

(a) Within twelve (12) hours after the execution of this Agreement, the Company shall use its reasonable best efforts to deliver to the Buyer the Stockholder Consent in the form executed by the holders of more than 75% of the Shares outstanding and entitled to vote and delivered to the Company.  Within twelve (12) hours after the execution of this Agreement, Buyer shall deliver to the Company reasonably satisfactory evidence that the sole stockholder of Merger Sub shall have adopted this Agreement in accordance with its organizational documents.

(b) From the date of this Agreement until the Closing Date, the Company shall use commercially reasonable efforts to obtain a duly executed counterpart to the Stockholder Consent from each Stockholder.

(c) In accordance with Sections 228(e) and 262(d)(2) of the DGCL, reasonably promptly following the date on which the adoption of this Agreement is approved by the requisite percentage of Stockholders, the Company shall prepare and deliver a Notice of Written Consent and Appraisal Rights to the Stockholders who did not execute written consents constituting the approval of the adoption of this Agreement as required by the DGCL for the purpose of informing them of the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the availability of appraisal rights.

4.12 Takeover Statutes.  If any state takeover statute or similar Applicable Law shall become applicable to the transactions contemplated by this Agreement or the Transaction Documents, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

4.13 Incentive Plans.

(a) Prior to the Effective Time, the Company shall take all actions necessary to ensure that (i) the Incentive Plan shall terminate as of the Effective Time, and (ii) the Company, following the Effective Time, will not be bound by any Option, RSU or other equity-based right that would entitle any Person, other than the Buyer or its Affiliates, to beneficially own, or receive any payments, other than as contemplated by Article II, in respect of any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries.  The Company shall take all actions necessary to ensure that the treatment of the Options and RSUs pursuant to Article II of this Agreement will be (x) in accordance with the provisions of the Incentive Plan and (y) in full satisfaction of any rights or entitlements of the holders of Options or RSUs under the Incentive Plan, as applicable.

(b) Prior to the Closing Date, to the extent necessary to avoid the imposition of excise taxes or deduction limitations under or by operation of Section 280G of the Code, the Company will use commercially reasonable efforts to seek approval of the Stockholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” to receive or retain any payments that would, in the absence of such approval of the Stockholders, constitute “excess parachute payments” within the meaning of Section 280G of the Code.  Prior to seeking such approvals, the Company (i) shall obtain waivers from the individuals set forth on Disclosure Schedule 4.13(b)(i), and (ii) shall use commercially reasonable efforts to obtain waivers from any other “disqualified individuals” (within the meaning of Code Section 280G) whom the Company determines may be entitled to receive payments and/or benefits in connection with the transactions contemplated hereby that would, absent an applicable waiver, be subject to the imposition of excise taxes and/or deduction limitations under or by operation of Code Section 280G, in each case, such that unless the waived payments (if waived with respect to individuals described in the preceding clause (ii)) are approved by the Stockholders to the extent and in the manner prescribed under Section 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, each of the Company and its Subsidiaries shall not make such payments and the intended recipients shall have no right or entitlement with respect thereto.  The Buyer shall have a reasonable period of time to review and comment on all calculations, waivers, consents, disclosures and other documents prepared in connection with the actions described in this Section 4.13, which comments shall not be unreasonably delayed.

4.14 Termination of Indebtedness.  The Company shall use commercially reasonable efforts to negotiate customary payoff letters with respect to Indebtedness identified on Disclosure Schedule 4.14 (the “Payoff Indebtedness”), duly executed by each holder of Payoff Indebtedness (or an agent with respect to such Payoff Indebtedness), each in form and substance acceptable to the Buyer (which acceptance shall not to be unreasonably withheld, delayed, conditioned or denied) in which the payee shall agree that upon payment of the amount specified in such payoff letter: (1) all outstanding obligations of the Company arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full (with customary exceptions); (2) all Liens in connection therewith shall be released on the Closing Date upon receipt of the requisite payoff amounts; (3) the payee shall take all customary actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (4) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral consisting of certificated securities securing the applicable Payoff Indebtedness that are in its possession (each such payoff letter, a “Debt Payoff Letter”); provided,  however, that in no event shall the Company be obligated to take any action or deliver any documents required by this Section 4.14 other than as part of (i) the Closing, (ii) the consummation of the Merger and (iii) the repayment of such Payoff Indebtedness pursuant to Section 2.7(a)(v).

4.15 Transaction Expense Statements and Releases.  With respect to any Transaction Expenses (but excluding for purposes of this Section 4.15, any payroll Taxes payable in connection therewith) which will not have been paid in full on or prior to the Closing Date, the Company shall submit to the Buyer no later than two (2) Business Days prior to the Closing Date, (i) reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries (and as of the Effective Time, the Surviving Corporation) (the “Transaction Expenses Payoff Instructions”) and (ii) an invoice duly executed by each payee referred to in the Transaction Expenses Payoff Instructions in form and substance reasonably satisfactory to the Buyer.

4.16 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Buyer shall cause the Surviving Corporation and its Subsidiaries to honor all existing obligations to indemnify and hold harmless, to the fullest extent permitted under Applicable Law, each present and former director, officer and employee of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any charge claim, action, suit, audit, assessment, arbitration, inquiry or proceeding, in each case, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions by them in their capacity as such, or taken at the request of the Company or any of its Subsidiaries, at any time prior to the Closing Date (a “D&O Proceeding”).  Without limiting the foregoing, the Buyer shall cause the Company and each of its Subsidiaries for a period of not less than six (6) years from the Effective Time (i) to maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any material respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, the Buyer shall cause the Surviving Corporation and its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable in the aggregate than the terms of such insurance coverage as in effect as of the date hereof; provided, however, that (i) the Buyer or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Effective Time and (ii) if any D&O Proceeding claim occurs within such six-year period, any insurance required to be maintained under this Section 4.16 shall be continued in respect of such D&O Proceeding until the final disposition thereof.

(c) The rights to indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 4.16 (a  “D&O Indemnified Person”) may at any time be entitled.  No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Applicable Law or in equity or otherwise.  The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy.  The Buyer hereby acknowledges that the D&O Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other D&O Indemnitors”).  The Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an D&O Indemnified Person by the Surviving Corporation or any of its Subsidiaries or any Other D&O Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 4.16 (any of the foregoing, an “D&O Indemnification Obligation”), and, after the Effective Time, the Buyer shall cause the Surviving Corporation and its Subsidiaries to (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., the Surviving Corporation’s and its Subsidiaries’ obligations to an D&O Indemnified Person shall be primary and any obligation of the Other D&O Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an D&O Indemnified Person shall be secondary) and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any D&O Indemnification Obligation, without regard to any rights that an D&O Indemnified Person may have against the Other D&O Indemnitors.  Furthermore, the Buyer irrevocably waives, relinquishes and releases the Other D&O Indemnitors from any and all claims (x) against the Other D&O Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other D&O Indemnitor before the Surviving Corporation or its Subsidiaries or the Buyer must perform its expense advancement, reimbursement and indemnification obligations under this Agreement.  The Buyer hereby further agrees that no advancement, indemnification or other payment by the Other D&O Indemnitors on behalf of an D&O Indemnified Person with respect to any claim for which an D&O Indemnified Person has sought indemnification from the Surviving Corporation or its Subsidiaries shall affect the foregoing, and the Other D&O Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Person against the Surviving Corporation or its Subsidiaries, and the Buyer shall cause the Surviving Corporation and its Subsidiaries to jointly and severally indemnify and hold harmless against such amounts actually paid by the Other D&O Indemnitors to or on behalf of such D&O Indemnified Person to the extent such amounts would have otherwise been payable by the Surviving Corporation or its Subsidiaries under any D&O Indemnification Obligation.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 4.16 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Buyer and the Surviving Corporation.  In the event that the Buyer or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 4.16.

(e) Except for the provisions contained in this Agreement and the Transaction Documents (including but not limited to the Stockholder Consent), effective as of the Closing, the Buyer, for itself and on behalf of its Affiliates, and each of its and their respective successors, heirs and executors (each, a “D&O Releasor”) hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes, other than in the case of fraud or intentional breach under this Agreement or any Transaction Document, all claims, demands, Losses, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any D&O Releasor has, may have or may assert now or in the future, against any director, officer, manager or employee of the Company or any of its Subsidiaries who resigns at the Closing, arising out of, based upon or resulting from any action, failure to act, or omission of any sort or type, whether known or unknown, to the extent such action, failure, or omission occurred prior to the Closing, in each case in connection with such service as an officer, director, manager or employee of the Company or any of its Subsidiaries.

4.17 Employee Matters.

(a) The Buyer shall take (or shall cause an Affiliate of the Buyer to take) such action as may be necessary so that on and after the Closing, and for one (1) year thereafter, officers and employees of the Company who remain after the Closing in the employ of the Surviving Corporation are, as the Buyer may determine from time to time, provided employee benefits which, in the aggregate, are substantially similar to those made available by the Buyer to officers and employees of the Buyer and its Subsidiaries having similar responsibilities and positions.

(b) For purposes of eligibility to participate and vesting in benefits provided by the Buyer to such officers and employees, but not benefit accrual, the Buyer shall provide that the officers and employees of the Company will be credited with their years of service with the Company and any predecessors thereof to the extent service with the Buyer and its Subsidiaries and any predecessors thereof is taken into account under the welfare benefit plans or programs of the Buyer and its Subsidiaries (the “Buyer Benefit Plans”).  The eligibility of any officer or employee of the Company to participate in any Buyer Benefit Plans shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company.  The Buyer shall provide that all individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar Buyer Benefit Plan (or the same plan or arrangement if still maintained).  The Buyer shall provide that amounts paid before the Closing by officers and employees of the Company under any health plans of the Company shall, after the Closing, be taken into account in applying deductible and out-of-pocket limits applicable under the Buyer Benefit Plans to the same extent as if such amounts had been paid under such health plans of the Buyer.  Nothing contained in this Section 4.17(b) shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment for any specified period of any nature or kind whatsoever.

(c) Subject to the other provisions set forth in this Section 4.17, after the Closing and subject to Applicable Law and the terms of any Employee Benefit Plan, the Buyer may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing.  Nothing contained in this Section 4.17, express or implied, is intended to confer upon any employee of the Company any right to continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Employee Benefit Plan.  This Section 4.17 shall inure exclusively to the benefit of and be binding upon the parties to this Agreement.  Nothing in this Section 4.17 shall confer any rights or remedies of any kind or description upon any officer or employee, or their respective successors and assigns.

4.18 Representation and Warranty Policy.  Buyer agrees not to alter, revise or otherwise waive any provision of the R&W Policy in a manner which would adversely impact the Sellers, without prior written consent of the Equityholder Representative. The Buyer represents and warrants to the Company that the material terms of the R&W Policy provided to the Company prior to the execution of this Agreement accurately reflect the corresponding material terms of the R&W Policy that will be conditionally bound in connection with, and on the same day as, the execution of this Agreement.

4.19 Treatment of RSUs, Options and Warrants.  Prior to the Closing, the Company shall take all actions reasonably necessary to effectuate the treatment of the RSUs, Options and Warrants contemplated by Article II of this Agreement.

4.20 Bank Accounts.  The Company shall use commercially reasonable efforts to remove the Company’s bank account signatories and replace such signatories, effective as of the Closing, with individuals to be designated by the Buyer no less than ten (10) days prior to the Closing Date.

Article V CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation.  The respective obligations of the Company and the Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Consents and Approvals.  The Specified Governmental Approvals shall have been obtained, occurred or have been made, respectively, and any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and any other Transaction Documents shall have expired or shall have been terminated.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) No Action. No action shall have been taken nor shall any statute, rule or regulation have been enacted by any Governmental Authority that makes the consummation of the Merger illegal.

5.2 Conditions to Obligation of the Buyer.  The obligation of the Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Buyer:

(a) Representations and Warranties of the Company.  Each of the representations and warranties of the Company (i) set forth in Section 3.1 that are Fundamental Representations shall be true and correct in all material respects (other than (A) the representations and warranties set forth in Section 3.1(b)(i)-(vi) and Section 3.1(c) which shall be true and correct in all respects, other than de minimus inaccuracies, which, for the avoidance of doubt, shall include any inaccuracies due to the exercise or waiver of Options and (B) the representations and warranties set forth in Section 3.1(v))  as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) set forth in Section 3.1 that are not Fundamental Representations (other than those set forth in Section 3.1(f)(iii)(B)) and those set forth in Section 3.1(v) shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein) as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), ~~except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) set forth in~~ Section 3.1(f)(iii)(B) shall be true and correct in all respects as of the Closing Date as though made on and as of such date.  The Buyer shall have received a certificate signed by the Chief Financial Officer of the Company, acting in such capacity, to such effect, dated as of the Closing Date.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations required under this Agreement to be performed or complied with by it at or prior to the Closing.  The Buyer shall have received a certificate signed by the Chief Financial Officer of the Company, acting in such capacity, to such effect, dated as of the Closing Date.

(c) Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 6.2(b) of this Agreement shall have been delivered.

(d) Approval of Stockholders.  This Agreement and the transactions contemplated hereby, including the Merger shall have been approved by the holders of more than 75% of the Shares entitled to vote thereon.

(e) No Material Adverse Effect. On or after the date of this Agreement, there shall not have occurred a Material Adverse Effect.

5.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a) Representations and Warranties.  Each of the representations and warranties of the Buyer Parties set forth in this Agreement shall be accurate in all material respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only).  The Company shall have received a certificate signed by an executive officer of the Buyer, acting in such capacity, to such effect, dated as of the Closing Date.

(b) Performance of Obligations of the Buyer.  Buyer shall have performed or complied in all material respects with all obligations required under this Agreement to be performed or complied with by it at or prior to the Closing.  The Company shall have received a certificate signed by an executive officer of the Buyer, acting in such capacity, to such effect, dated as of the Closing Date.

(c) Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at Closing by the Buyer Parties pursuant to Section 6.2(a) of this Agreement shall have been delivered.

(d) Approval of Stockholders.  This Agreement and the transactions contemplated hereby, including the Merger shall have been approved by the holders of more than 50% of the Shares entitled to vote thereon.

Article VI CLOSING
6.1 Closing; Effective Time.

(a) Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1801 California Street, Denver, Colorado 80202, at 10:00 a.m., local time, on the later of (i) the date three (3) Business Days following the date by which each of the conditions set forth in Article V has been satisfied or waived (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), and (ii) January 31, 2017, unless, in each case, another date, time or place is mutually agreed to in writing by the Buyer and the Company. The day on which the Closing, as it may have been adjourned, occurs is the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit D hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

6.2 Actions to Occur at Closing.

(a) At the Closing, the Buyer shall deliver to the Company the following:
(i) Closing Payments. Written confirmation that all payments and deposits required to be made by Buyer on such date pursuant to Section 2.7(a) have been completed;
(ii) Certificates. The certificates described in Section 5.3(a) and (b); and
(iii) Escrow Agreement. A counterpart of the Escrow Agreement duly executed by the Buyer and the Escrow Agent.

(b) At the Closing, the Company shall deliver to the Buyer the following:
(i) Certificates. The certificates described in Section 5.2(a) and (b);
(ii) Escrow Agreement. A counterpart of the Escrow Agreement duly executed by the Equityholder Representative;
(iii) Good Standing Certificates. A good standing certificate of the Company dated within five (5) Business Days of the Closing Date;

(iv) Secretary’s Certificate.  A certificate signed by the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the full force and effect of the certificate of incorporation and bylaws (or equivalent governing documents) of the Company attached to such certificate as exhibits, (ii) the accuracy and full force and effect of the Stockholder Consent and (iii) the resolutions adopted by the Board of Directors of the Company regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate;

(v) Debt Payoff Letters. Duly executed copies of the Debt Payoff Letters;
(vi) Transaction Expense Statement and Invoices. The Transaction Expenses Payoff Instructions and corresponding invoices;

(vii) Tax Certificate.  A Certificate from the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code.

Article VII TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  This Agreement may be terminated, whether before or after the adoption of this Agreement by the Stockholders or the sole stockholder of Merger Sub, at any time prior to the Closing Date only as authorized by the boards of directors of the Company or Merger Sub, as applicable, as follows:

(a) by mutual written consent of the Buyer and the Company;

(b) by the Buyer by giving written notice to the Company, if the Company fails to deliver the Stockholder Consent in the form executed and delivered to the Company to the Buyer as described in Section 4.11 within twelve (12) hours after the execution of this Agreement;

(c) by either the Buyer or the Company by giving written notice to the other party:

(i) if there shall have been any breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to 5:00 p.m. on the date immediately preceding the Termination Date (the “Cure Period”); provided, that the party exercising its termination right pursuant to this Section 7.1(c)(i), shall not itself be in material breach of its obligations under this Agreement; provided further, without limiting the generality of the foregoing, there shall be no Cure Period for the Buyer’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement);

(ii) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Buyer and the Company shall use their respective reasonable best efforts to lift, without limitation to the obligations set forth in Section 4.2), in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided,  however, that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further (without limitation to the obligations set forth in Section 4.2)  that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available to any party who did not use reasonable best efforts to lift any such order, decree, ruling or other action; or

(iii) if the Closing shall not have occurred on or before 5:00 p.m., local time on May 29, 2017 (the “Termination Date”); provided,  however, that the right to terminate this Agreement under this Section 7.1(c)(iii) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by the Company by giving written notice to the Buyer, if (i) all the conditions set forth in Section 5.1 and Section 5.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied or waived, (ii) the Company has indicated in writing to the Buyer that all of the conditions set forth in Section 5.1 and Section 5.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Company, (iii) the Company has irrevocably confirmed in writing to the Buyer that the Company is ready and willing to consummate the Closing on the date of such confirmation and (iv) the Buyer has failed to consummate the Closing when required in accordance with Section 6.1.

7.2 Effect of Termination.  In the event of the termination of this Agreement by either the Company or the Buyer as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Buyer, except as provided in Section 8.3, or the Company or its Affiliates, directors, officers, employees or stockholders; provided, that (a) Article I, this Article VII and Article IX shall each survive any termination of this Agreement, in each case, including any associated definitional terms in Exhibit A, and (b) nothing herein shall relieve any party from any liability for any breach of this Agreement or failure to perform such party’s obligations under this Agreement prior to its termination pursuant to this Article VII.

Article VIII INDEMNIFICATION

8.1 Survival of Representations, Warranties and Agreements.  The representations and warranties and the respective covenants and other agreements of the Company and the Buyer Parties set forth in this Agreement, the other Transaction Documents, and in any certificate delivered in connection with this Agreement or any of the other Transaction Documents and the right of an Indemnified Person to assert any claim for indemnification pursuant to this Article VIII shall survive the Closing until 5:00 p.m. on the date that is twelve (12) months following the Closing Date (as modified by the following proviso, the “Expiration Date”); provided,  however, that:

(a) the representations and warranties set forth in Sections 3.1(a)(i),  (b),  (c) and (d),  (r) and (v) and Sections 3.2(a) and (b) (collectively, the “Fundamental Representations”), shall survive for a period of twenty (20) years;

(b) the representations and warranties set forth in Section 3.1(n) relating to Taxes shall survive until close of business on the 120th day following the expiration of the applicable statute of limitations;

(c) fraud or criminal actions, shall survive for a period of six (6) years; and

(d) the covenants and other agreements of the Company and the Buyer Parties set forth in this Agreement that by their nature are to be performed after the Closing Date shall survive until fully performed and discharged in accordance with their terms.

For the avoidance of doubt, the foregoing survival periods shall not apply to Losses arising under the representations and warranties of the Sellers contained in the Stockholder Consent or the Letter of Transmittal.

8.2 Indemnification of the Buyer Indemnified Persons.  Subject to the limitations on recourse and recovery set forth in this Article VIII, from and after the Closing, the Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Losses imposed upon or incurred by any Buyer Indemnified Person after the Closing, in connection with, arising out of or resulting from (a “Buyer Indemnification Claim”):

(a) the inaccuracy or breach of any representation or warranty made by the Company in Section 3.1, or in any certificate delivered by or on behalf of the Company to the Buyer pursuant hereto or in connection with this Agreement or any Transaction Document (without giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect);

(b) any nonfulfillment or breach by the Company or the Sellers of any covenant or agreement made by the Company or the Sellers under this Agreement or any Transaction Document; and

(c) any Transaction Expenses charged to the Buyer,  Merger Sub, the Surviving Corporation, the Company or any of their Affiliates that shall not have been reflected in the Transaction Expenses Payoff Instructions delivered pursuant to Section 4.15.

8.3 Indemnification of the Seller Indemnified Persons.  From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against any and all Losses imposed upon or incurred by any Seller Indemnified Person after the Closing in connection with, arising out of or resulting from (a “Seller Indemnification Claim”):

(a) The inaccuracy or breach of any representation or warranty made by the Buyer in Section 3.2, or in any certificate delivered by or on behalf of the Buyer to the Sellers pursuant hereto or in connection with this Agreement or any Transaction Document (without giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect); or

(b) any nonfulfillment or breach of any covenant or agreement made by the Buyer under this Agreement or any Transaction Document.
8.4 Limitations.

(a) Minimum Loss.  No Indemnified Person shall be entitled to be indemnified for Losses pursuant to Section 8.2(a), unless and until the aggregate amount of all such Losses exceeds $7,000,000.00 (the “Minimum Loss”), and then only to the extent such Losses exceed the Minimum Loss; provided,  that in no event shall an Indemnified Person be entitled to be indemnified for Losses pursuant to Section 8.2(a) or Section 8.2(b) (solely in respect of breaches of subsections (a), (b), (d) and (m) of Section 4.1) for any individual claim or a series of claims arising out of the same facts, events or circumstances where the Losses relating thereto are less than $75,000 (the “Pre-Basket Amount”). The limitations set forth in this Section 8.4(a) shall not apply to indemnification for Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation, the representations and warranties set forth in Section 3.1(n) relating to taxes or to any representation in the event of fraud or criminal actions.

(b) Limitation as to Time.  No Indemnifying Person shall be liable for any Losses that are indemnifiable under Section 8.2 or Section 8.3 unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person with respect thereto prior to the applicable Expiration Date; provided that if written notice is given under Section 8.5 or Section 8.6 to the other party prior to the applicable Expiration Date, if any, for such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any action in order to extend such Expiration Date or preserve such claim.

(c) Sole and Exclusive Remedy.

(i) Except (A) as provided in Article II of this Agreement, (B) as provided in the Stockholder Consent, (C) for the equitable remedies described in Section 9.19, (D) for claims arising out of fraud or criminal actions and (E) for claims for injunctive relief, each of the Buyer and the Sellers acknowledge and agree that, the indemnification under the provisions of this Article VIII will provide the sole and exclusive post-Closing remedy of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to claims for Losses or otherwise, including those set forth in Sections 8.2 and 8.3, in connection with, arising out of or resulting from the subject matter of this Agreement and the transactions contemplated hereby.

(ii) For the avoidance of doubt, no Indemnified Party shall be entitled to recover any Losses under this Article VIII to the extent such Losses were expressly included in the calculation of the Total Merger Consideration.

(d) Maximum Claims.

(i) The maximum aggregate amount and the sole and exclusive source of recovery in respect of indemnifiable Losses that may be recovered by the Buyer Indemnified Persons from the Sellers arising out of or relating to the causes set forth in Section 8.2(a) shall be the amount of the Indemnity Escrow Amount;

(ii) The maximum aggregate amount and the sole and exclusive source of recovery in respect of indemnifiable Losses that may be recovered by the Buyer Indemnified Persons from the Sellers arising out of or relating to the causes set forth in Section 8.2(b) and (c) shall be the amount of the Adjustment Escrow Amount plus, following the exhaustion or distribution in accordance with the terms of this Agreement of all amounts available under the Adjustment Escrow Fund, the amount remaining, at any given time, in the Indemnity Escrow Fund; and

(iii) The maximum aggregate amount of indemnifiable Losses that may be recovered by the Seller Indemnified Persons from the Buyer, arising out of or relating to the causes set forth in Section 8.3,  shall be an amount equal to $14,000,000;

provided that the foregoing clauses (i), (ii) and (iii) shall not apply to Losses arising out of or relating to fraud or criminal actions; provided further, that, the foregoing clauses (i) and (ii) shall not apply to Losses arising under the representations and warranties of the Sellers contained in the Stockholder Consent.

For the avoidance of doubt, except with respect to (x) Losses arising out of or relating to fraud or criminal actions of such Seller or (y) obligations of such Seller contained in the applicable Stockholder Consent, in no event shall any Seller be directly liable to the Buyer Indemnified Persons under this Agreement under any circumstances, and upon the final release of all funds from the Adjustment Escrow Fund and the Indemnity Escrow Fund, the Buyer Indemnified Persons shall have no further recourse (directly or indirectly) against the Sellers, their respective Affiliates or any of their assets, properties or businesses.  In furtherance of the foregoing, and notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Seller be liable (other than with respect to fraud or criminal conduct by such Seller) under any Transaction Document or under the Stockholder Consent for an amount in excess of the amount actually received by such Seller in connection with the Transactions contemplated under this Agreement.

(e) Limitations on Tax Losses.  No Buyer Indemnified Person shall be indemnified for Losses relating to (i) any Taxes attributable to a taxable period or portion thereof beginning after the Closing Date other than Taxes arising from a breach of the representation contained in Section 3.1(n)(iii), (ii) the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset, (iii) any action taken by Buyer or its Affiliates (including the Surviving Corporation and its Subsidiaries) after the Closing or (iv) any Taxes attributable to a breach of any covenant hereunder by Buyer or its Affiliates (including the Surviving Corporation and its Subsidiaries).

(f) Characterization of Payments.  For all Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Merger Consideration payable to the Sellers pursuant to Article II unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise; provided that the Indemnifying Person’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) will be obtained by the Indemnified Person who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the Merger Consideration payable to the Sellers pursuant to Article II.

(g) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ANY LIMITATIONS, QUALIFICATIONS OR OTHER PROCEDURES SET FORTH HEREIN SHALL NOT BE DEEMED TO APPLY TO ANY CLAIM FOR LOSSES UNDER ANY R&W POLICY PURCHASED BY THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

8.5 Third Party Claims.

(a) Promptly after receipt by any Indemnified Person of any claim or demand by a third party (an “Asserted Liability”) that may result in a Loss that is subject to indemnification under the terms hereof, such Indemnified Person shall give written notice thereof (the “Claims Notice”) to the Indemnifying Persons.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.  The failure to provide such notice, however, shall not release the Indemnifying Person from any of its obligations under this Article VIII unless, and only to the extent that, the Indemnifying Person is materially prejudiced by such failure.

(b) If the Indemnifying Persons acknowledge in writing their obligation to indemnify the Indemnified Persons against any and all Losses that may result from an Asserted Liability, the Indemnifying Persons shall be, subject to the limitations set forth in this Section 8.5, entitled to assume control of and appoint lead counsel for such defense; provided,  however, that the Indemnifying Persons shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Person which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Person, or (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Persons and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Persons) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Persons; provided further, that to exercise such rights the Indemnifying Person must give notice to the Indemnified Person within 30 days after receipt of any such Claims Notice whether it is agreeing to accept responsibility and assuming control of and appointing lead counsel for such defense.  If the Indemnifying Person does not give such notice within such 30-day period or either proviso in this Section 8.5(b) applies, then the Indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Person.

(c) If the Indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 8.5, (i) the Indemnifying Person shall obtain the prior written consent of the Indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the Indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Indemnified Person and (ii) the Indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.  The fees, costs and expenses of any such separate counsel to the Indemnified Person pursuant to this Section 8.5 shall be paid by the Indemnified Person.

(d) If the Indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 8.5, the Indemnified Person shall have the sole right to assume the defense of and settle such Asserted Liability.  Notwithstanding the foregoing, the Indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose, and the Indemnifying Person shall be entitled to contest the reasonableness of any such settlement to which it does not consent.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(f) IN CONNECTION WITH THE SELLERS PROVIDING ANY INDEMNITY HEREUNDER, THE EQUITYHOLDER REPRESENTATIVE AND THE COMPANY AGREE TO USE THEIR REASONABLE BEST EFFORTS TO TAKE ALL

ACTIONS REASONABLY REQUESTED BY BUYER TO FACILITATE THE MAKING AND PROSECUTING OF ANY CLAIM UNDER THE R&W POLICY;  PROVIDED, THAT NOTHING IN THIS CLAUSE (f) SHALL REQUIRE THE EQUITYHOLDER REPRESENTATIVE OR THE COMPANY TO TAKE ANY ACTION THAT (I) WOULD PREJUDICE THEIR RIGHTS TO ASSERT A CLAIM OR DEFEND THEMSELVES AGAINST ANY CLAIM, OR (II) CONSTITUTE THE ADMISSION OF ANY BREACH UNDER THIS AGREEMENT OR ANY FAULT OR LIABILITY WHATSOEVER (WHETHER TO BUYER OR ANY OTHER PERSON).

8.6 Direct Claims.  In any case in which an Indemnified Person seeks indemnification hereunder which is not subject to Section 8.5 because no Asserted Liability is involved, the Indemnified Person shall notify the Indemnifying Person in writing of any Losses that such Indemnified Person claims are subject to indemnification under the terms hereof.  The failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Person with respect to such claim.  After the delivery of a claim notice pursuant to this Section 8.6, the amount of indemnification to which an Indemnified Person shall be entitled under this Article VIII shall be determined (i) by the written agreement between the Indemnified Person and the Indemnifying Person, (ii) by a final and non-appealable judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Person and the Indemnifying Person shall agree in writing.

8.7 Other Claims.  In connection with any Losses for which an Indemnified Person may seek indemnification under this Article VIII, such Indemnified Person shall use its commercially reasonable efforts to seek and pursue any available insurance coverage maintained by the acquired business (it being understood that the foregoing shall not apply to the R&W Policy) or other claims against third parties that such Indemnified Person may have in respect of such Losses and the amount of insurance proceeds (other than under any R&W Policy) or other recoveries actually received by the Indemnified Person (less any deductibles and the related reasonable out-of-pocket fees and expenses incurred by such Indemnified Person in recovering such amounts) shall not be included in Losses that such Indemnified Person may recover under this Article VIII and if the Indemnified Person receives any such amounts subsequent to an indemnification payment by the Indemnifying Person in respect of such Losses, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the above amounts so received by the Indemnified Person.

8.8 Indemnification Payment.  Any indemnification required hereunder shall be made by prompt payment (i) by the Escrow Agent in respect of the indemnification obligations of the Sellers (subject to Sections 8.4(d)(i) and (ii)) and (ii) by the Buyer in respect of the indemnification obligations of the Buyer (subject Section to 8.4(d)(iii)).

8.9 Remedies Not Affected by Investigation or Knowledge.  If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.  In furtherance of the foregoing, the Company and the Equityholder Representative agree that knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the Sellers herein, the Sellers, the Company or the Equityholder Representative shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.

8.10 No Duplication of Remedies.  In no event shall any Indemnified Person be entitled to duplicate compensation with respect to any claims for any breach of representation, warranty, covenant or other obligation under this Agreement.  For the avoidance of doubt, no Losses may be claimed under this Article VIII by any Indemnified Person to the extent such Losses are included in the calculation of any adjustment to the Merger Consideration pursuant to Article II.

8.11 Escrow.  On or prior to the Closing, the Equityholder Representative, the Buyer and the Escrow Agent shall enter into the Escrow Agreement.  Promptly following the twelve (12) month anniversary of the Closing Date (the “Survival Date”), the Buyer and the Equityholder Representative shall deliver a joint written notice to the Escrow Agent to deliver (a)(i) the portion of each former Stockholder’s Fully Diluted Percentage of the sum of the remaining amount of the Indemnity Escrow Fund minus any amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claim for indemnification pursuant to Section 8.2 if such claim(s) were resolved in full in favor of the Buyer Indemnified Persons (which amounts will continue to be held in the Indemnity Escrow Fund until the related claims have been finally resolved) (such sum, the “Distributable Amount”), attributable to Shares (as opposed to In-the-Money Options or RSUs) previously held by such former Stockholder, subject to Section 2.8, to such former Stockholder as soon as practicable and (ii) the portion of each former holder’s Fully Diluted Percentage of the Distributable Amount attributable to In-the-Money Options or RSUs (as opposed to Shares) previously held by such former holder to the Surviving Corporation for delivery to such former holder of In-the-Money Options and RSUs through the Surviving Corporation’s payroll system; provided that if no such notice is delivered to the Escrow Agent within five (5) Business Days after the Survival Date, the Escrow Agent shall automatically and without further action by either the Buyer or the Equityholder Representative release the Distributable Amount in accordance with the preceding sentence.  Promptly following the time that any such pending and unsatisfied or unresolved claims have been finally resolved, the Buyer and the Equityholder Representative shall deliver a joint written notice to the Escrow Agent to deliver (x) the portion of each former Stockholder’s Fully Diluted Percentage of the revised Distributable Amount attributable to Shares (as opposed to In-the-Money Options or RSUs) previously held by such former Stockholder, subject to Section 2.8, to such former Stockholder as soon as practicable and (y) the portion of each former holder’s Fully Diluted Percentage of the revised Distributable Amount attributable to In-the-Money Options or RSUs (as opposed to Shares) previously held by such former holder to the Surviving Corporation for delivery to such former holder of In-the-Money Options and RSUs through the Surviving Corporation’s payroll system.

8.12 Sellers Release.  For the avoidance of doubt, the Sellers irrevocably waive, relinquish and release the Company and each of its Subsidiaries from any and all claims against the Company and each of its Subsidiaries for contribution, subrogation, indemnification or any other recovery of any kind in respect of any claim for indemnification made against the Sellers pursuant to this Article VIII.

Article IX GENERAL PROVISIONS
9.1 Reasonable Efforts; Further Assurances.

(a) Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable (subject to any Applicable Laws) to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) the obtaining of all Consents of, and the making of all registrations, declarations and filings with, Governmental Authorities and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and the other Transaction Documents.  Except as otherwise permitted by this Agreement, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority necessary to be obtained prior to Closing.

(b) At and after the Closing, and for no further consideration, the parties hereto shall each execute and deliver such further instruments and take and do, any other actions and things that are reasonably necessary to consummate and make effective the transactions contemplated by this Agreement or the other Transaction Documents.

9.2 Amendment and Modification. This Agreement may be amended only by an instrument in writing signed by the Buyer and the Company (in the event such amendment occurs prior to the Closing Date) or the Equityholder Representative (in the event such amendment occurs after the Closing Date); provided,  however, that after obtaining the approval of the adoption of this Agreement by the Stockholders and the sole stockholder of Merger Sub and prior to the Effective Time, there shall not be made any amendment or waiver that by Applicable Law requires the further approval of the Stockholders or the sole stockholder of Merger Sub without the further approval of such stockholders; provided further, that this Section 9.2,  Section 9.6,  Section 9.16,  Section 9.17,  Section 9.18,  Section 9.19(b) and Section 9.20 shall not be amended, waived or modified in a manner adverse to the interests of any Financing Source without the prior written consent of such Financing Source.

9.3 Waiver of Compliance. Any failure of the Buyer on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

9.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.5 Expenses and Obligations.  Except as otherwise expressly provided in this Agreement, including in Section 2.10(e),  Section 4.2(c)(ii),  Section 4.8(e),  Article VIII and Section 9.12, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

9.6 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.  Notwithstanding the foregoing, (a) all Financing Sources shall be intended third party beneficiaries of Section 9.2, this Section 9.6,  Section 9.16,  Section 9.17,  Section 9.18 and Section 9.19(b), and shall be entitled to enforce such provisions directly and (b) from and after the Closing, Article VIII is made for the benefit of the Buyer Indemnified Persons and the Seller Indemnified Persons. From and after the Closing, all of the Persons identified in the immediately preceding clause (b) shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

9.7 Notices.  All notices and other communications hereunder (a) shall be in writing and (b) shall be deemed given if (i) successfully transmitted by email transmission to the email address for such party set forth below or (ii) delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by Federal Express or other recognized overnight courier to such party at the below addresses (or at such other address for a party as shall be specified by like notice); provided, that, with respect to notices delivered to the Equityholder Representative, such notices must be delivered solely via facsimile or email transmission); provided that with respect to notices delivered to the Equityholder Representative, such notices must be delivered solely via facsimile or email transmission:

If to the Buyer, to:

Zayo Group, LLC
1805 29th Street, Suite 2050
Boulder, CO 80301
Attention:  VP Corporate Development

Email: rachel.stack@zayo.com

with copies to:

Zayo Group, LLC
1805 29th Street, Suite 2050
Boulder, CO 80301
Attention:  General Counsel

Email: wendy.cassity@zayo.com

Gibson, Dunn & Crutcher LLP
1801 California Street
Denver, CO 80202
Attention:  Steven K. Talley

Email: stalley@gibsondunn.com

If to the Company (prior to Closing), to:

Electric Lightwave Parent, Inc.

18110 SE 34th Street

Building One, Suite 100

Vancouver, WA 98683

Attention:  Karen L. Clauson

Email: klclauson@electriclightwave.com

If to the Equityholder Representative (after the Closing), to:

Fortis Advisors LLC

Attention:  Notice Department

Facsimile No.  (858) 408-1843
Email: notices@fortisrep.com

In each instance, with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  James C. Gorton

                 Stephen B. Amdur

Email:  james.gorton@lw.com

           stephen.amdur@lw.com

Any of the above addresses may be changed at any time by notice given as provided above; provided,  however, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received (A) on the date of delivery, if hand delivered, (B) on the date of receipt, if mailed by registered or certified mail, return receipt requested, (C) one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier, and (D) on the date of transmission, if sent by email transmission.

9.8 Counterparts.  This Agreement may be executed and delivered (including by facsimile, .pdf or electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Time. Time is of the essence in each and every provision of this Agreement.

9.10 Entire Agreement.  This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto, which are incorporated herein, and the other certificates, documents and instruments delivered hereunder), the Escrow Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.  There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

9.11 Public Announcements.  On or prior to the Closing, no party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer and the Company, except that any party may make any disclosure pursuant to Applicable Law (including required filings with the SEC) or the rules of any national securities exchange if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure.  Notwithstanding anything in this Section 9.11 to the contrary, any party may make any disclosure and/or filing with the SEC or the New York Stock Exchange, without the prior written consent of the other parties; provided, that the disclosing party shall, to the extent permitted by Applicable Law, (i) provide the non-disclosing party an opportunity to review the information or data to be disclosed and comment on the nature, scope and contents of such disclosure and (ii) have such comments be considered in good faith.

9.12 Attorneys’ Fees.  In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

9.13 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise, except that the Buyer may (without the consent of the Equityholder Representative) collaterally assign this Agreement or any of its rights, interests or obligations hereunder to any Person providing financing to the Buyer or its Affiliates, but no such collateral assignment shall release the Buyer of its obligations under this Agreement.  Subject to this Section 9.13, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and permitted assigns.  Any assignment in violation of the foregoing shall be null and void.

9.14 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Buyer or the Company, as the case may be.  The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Disclosure Schedules are arranged in sections corresponding to those contained in Sections 3.1 and 3.2 merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles,

Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

9.15 Reserved.

9.16 Governing Law.  THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HEREBY AGREE THAT ANY CLAIM, PROCEEDING, CONTROVERSY, SUIT, ACTION OR DISPUTE ANY KIND OR NATURE (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) INVOLVING A FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY FINANCING OR ANY FINANCING COMMITMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.17 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF (INCLUDING, WITHOUT LIMITATION, THE FINANCING), WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.17

WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.18 Consent to Jurisdiction; Venue.

(a) The parties hereto submit to the personal jurisdiction of the courts of the State of Colorado and the Federal courts of the United States sitting in the State of Colorado and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such State court or, to the extent permitted by law, in such Federal court.  The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Colorado state or Federal court located in the State of Colorado and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby (including but not limited to, any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court from any thereof.

9.19 Enforcement.

(a) The parties hereto agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the State of Colorado or in any Colorado state court, in addition to any other remedy to which any party is entitled at law or in equity.  Each of the Company, on the one hand, and Buyer Parties, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or the Buyer Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or the Buyer Parties, as applicable, under this Agreement.  Except otherwise provided herein, any and all remedies herein conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by applicable Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything to the contrary herein the Equityholder Representative and the Company (on behalf of themselves and any of their Affiliates, directors, officers, employees, agents and representatives) hereby waive any rights or claims against any Financing Sources in connection with this Agreement, any Financing Commitment, any Financing, any definitive agreements in respect of the Financing or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Equityholder Representative and the Company (on behalf of themselves and any of their Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, any Financing Commitment, any Financing, any definitive agreements in respect of any Financing or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by the Equityholder Representative or the Company in connection with this Agreement, any Financing Commitment, any  Financing, the definitive agreements in respect of the Financing or in respect of any other document or theory of law or equity against any Financing Source to be dismissed or otherwise terminated.  In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company or the Equityholder Representative in connection with this Agreement, the Financing Commitments, the Financing, any definitive agreement in respect of the Financing or the transactions contemplated hereby or thereby.

9.20 Acknowledgement and Waiver.

(a) It is acknowledged by each of the parties hereto that the Company has retained Latham & Watkins LLP (“L&W”) and Gray Plant Mooty (“Gray Plant” and together with L&W “Company Counsel”) to act as its counsel in connection with the transactions contemplated hereby and that Company Counsel have not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes.  The Buyer agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of Company Counsel’s representation of the Company related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among Company Counsel and the Company and its Affiliates and their respective Representatives in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, is the property of the Equityholder Representative (for the benefit of Sellers) and shall survive the Closing and shall remain in effect.

(b) The Buyer agrees that, notwithstanding any current or prior representation of the Company by Company Counsel, Company Counsel shall be allowed to represent Sellers, the Equityholder Representative, or any of their respective Affiliates in any matters and disputes adverse to the Buyer or the Surviving Corporation that either is existing on the date hereof or arises in the future that relate to this Agreement; and the Buyer (on behalf of itself and, following the Closing, the Surviving Corporation) hereby waives any conflicts or claim of privilege that may arise in connection with such representation.  Further, the Buyer (on behalf of itself and, following the Closing, the Surviving Corporation) agrees that, in the event that a dispute arises after Closing between the Buyer and any Seller or the Equityholder Representative, or any of their respective Affiliates, Company Counsel may represent such Seller, Equityholder Representative or Affiliate in such dispute even though the interests of such Seller, Equityholder Representative or Affiliate may be directly adverse to the Buyer and even though Company Counsel may have represented  the Company in a matter substantially related to such dispute prior to Closing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ELECTRIC LIGHTWAVE PARENT, INC., a Delaware corporation

By:    /s/ Jesse Selnick
Name: Jesse Selnick
Title: Chief Financial Officer

ZAYO GROUP, LLC, a Delaware limited liability company

By:    /s/ Wendy Cassity
Name: Wendy Cassity
Title: Vice President, General Counsel & Secretary

ZELMS, INC., a Delaware corporation

By:    /s/ Wendy Cassity
Name: Wendy Cassity
Title: Secretary

FORTIS ADVISORS LLC, as Equityholder Representative:

By: /s/ Adam Lezack
Name: Adam Lezack

Title:  Managing Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

“Accounting Principles”  means GAAP, using the same accounting principles, practices, policies, procedures, asset recognition bases, categorizations, methodologies and estimation techniques as adopted by the Company in the preparation of the Consolidated Balance Sheet, applied on a consistent basis, subject to such differences in accounting principles, policies and procedures as are set forth on Schedule 2.9.

“Adjustment Escrow Amount” means $14,000,000, provided, upon the occurrence of the events set forth in Schedule A-1, Adjustment Escrow Amount shall mean $7,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

“Aggregate In-the-Money Option Exercise Price” means the aggregate cash exercise prices payable upon the exercise in full of all In-the-Money Options outstanding as of immediately prior to the Effective Time.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company and its Subsidiaries, as may be in effect on the date of this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer Indemnified Persons” means (a) the Buyer; (b) Buyer’s Affiliates (including the Company and its Subsidiaries) and each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys, Representatives and each such Person’s assigns and successors in interest.

“Cash” means, with respect to the Company and its Subsidiaries, without duplication, the aggregate amount of all cash, cash equivalents, certificates of deposit, marketable securities and short-term investments, including any deposits in transit, as determined in accordance with the Accounting Principles; provided, that Cash shall not include (i) any outstanding checks, wires and bank overdrafts of the Company or any of its Subsidiaries or (ii) any amounts relating to credit card receivables or Restricted Cash, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP.

“Certificate” means any certificate, or certificates, that evidences outstanding Shares.

“Closing Merger Consideration”  means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Estimated Net Working Capital Overage, if any, plus (iv) the Aggregate In-the-Money Option Exercise Price, minus (v) the Estimated Indebtedness, minus (vi) the Estimated Net Working Capital Underage, if any, minus (vii) the Adjustment Escrow Amount, minus (viii) the Indemnity Escrow Amount, minus (ix) the Estimated Transaction Expenses, minus (x) the Equityholder Representative Fund Amount.

“Closing Per Share Merger Consideration” means (i) the Closing Merger Consideration as set forth in the Preliminary Closing Statement, divided by (ii) the Fully Diluted Share Number.

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Communications Act” means the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, as such statutes may be amended from time to time.

“Communications Laws” means (i) the Communications Act, (ii) the rules, regulations, published orders, policies and decisions promulgated by the FCC and interpretations thereof by federal courts of competent jurisdiction, (iii) any state telecommunications or other similar Laws and (iv) the rules, regulations, published orders, policies and decisions promulgated by the PUCs of the U.S. states and territories and interpretations thereof by courts of competent jurisdiction, in each case, as applicable to the ownership or the conduct of the Company and its Business and Network.

“Company ILEC” means Scott-Rice Telephone Co.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 29, 2016, between the Buyer and the Company.

“Consents” means all authorizations, consents, orders, waivers or approvals of, or registrations, declarations or filings with, notices to, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all notices to, consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Consolidated Group” means an “affiliated group” as that term is defined pursuant to Section 1504(a)(1) and (a)(2) of the Code (or any similar provision of state, local or non-U.S. Tax Law) of corporations or entities that file Tax Returns on a consolidated, unified, combined or group basis.

“Contract” means any contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, letter of credit, security agreement or other arrangement or understanding, whether written or oral and whether express or implied, in each case that is legally binding.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.    The terms “controlling”, “controlled”, and “under common control with” shall have correlative meanings.

“Current Assets” means, without duplication, the total consolidated current assets of the Company and its Subsidiaries, excluding Cash and accounts receivable related to non-recurring revenues with a due date of over ninety (90) days from the Measurement Time, as determined in accordance with the Accounting Principles.

“Current Liabilities” means, without duplication, the total consolidated current liabilities of the Company and its Subsidiaries, excluding (i) the current portion of deferred revenue, (ii) unearned revenue, (iii) Indebtedness and (iv) Transaction Expenses, in each case, as determined in accordance with the Accounting Principles.

“Data Room” means the data room hosted by Gray Plant in connection with the Transaction as of 11:59 P.M. on the day immediately prior to the date this Agreement.

“Disclosure Schedule” means, collectively, that certain disclosure letter of even date with this Agreement from the Company to the Buyer delivered concurrently with the execution and delivery of this Agreement.

“Employee Benefit Plan”  means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, retirement, pension, profits sharing, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, supplemental retirement, dependent care, vacation, severance, termination pay, disability, death benefit, health, medical, hospitalization or insurance plan, program, practice or policy providing benefits to any present or former employee, director or contractor of the Company or any Subsidiary of the Company or that is maintained or sponsored by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company has or could have any liability (contingent or otherwise).

“Enterprise Value” means $1,418,750,000.

“Environmental Laws” means the Applicable Laws pertaining to the environment, natural resources and employee health and safety, including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act, as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; and (i) the Hazardous Materials Transportation Act, as amended, as each of the foregoing are in effect on the date of this Agreement.

“Equityholder Representative Fund Amount” means $500,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo, N.A., or such other Person as the Buyer and the Company may agree in writing, and any such Person’s successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, by and among the Equityholder Representative, the Buyer and the Escrow Agent, in a form mutually acceptable to the Buyer and the Equityholder Representative, subject to Section 8.11 and the comments, if any, of the Escrow Agent as to its rights and obligations thereunder.

“Estimated Net Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Estimated Net Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

“FCC” means the Federal Communications Commission.

“Fiber Miles” means the product of the number of fibers and the number of route miles.

“Financing Sources” means the Persons (including, without limitation, lenders, agents and arrangers) that have committed to provide or have otherwise entered into agreements in connection with the Financing Commitments or alternative debt financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their respective successors and assigns.

“Fully Diluted Percentage” means, with respect to any holder, as of immediately prior to the Effective Time, of Shares, In-the-Money Options or RSUs, a ratio (expressed as a percentage) equal to (i) the sum of (A) the number of Shares, if any, held by such holder as of immediately prior to the Effective Time and (B) the number of Shares issuable upon (x) the exercise in full of all outstanding In-the-Money Options and (y) the settlement of any outstanding RSUs, in each case, held by such holder as of immediately prior to the Effective Time, divided by (ii) the Fully Diluted Share Number.

“Fully Diluted Share Number” means (i) the aggregate number of Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time plus (ii) the aggregate number of Shares then subject to all In-the-Money Options and all RSUs, in each case, outstanding as of immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof, including of which, that imposes, regulates, administers, collects or regulates the collection of Taxes in and applicable jurisdiction.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) PCBs or PCB-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, including medical wastes, regulated under any Environmental Law; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

“Incentive Plan”  means the Company’s Amended and Restated 2007 Equity Incentive Plan.

“Indebtedness” shall mean,  with respect to the Company and its Subsidiaries, without duplication, (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to customary payoff letters (including without limitation the Payoff Letters), in each case, in respect of (A) all indebtedness for borrowed money, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed thereunder); (ii) all obligations under capitalized leases; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) unpaid fees of any management companies; (v) the excess of project capital expenditures over contracted non-recurring customer revenues upon completion for any customer projects whereby deposits and monies have been received in advance of any of the Company’s capital expenditures in the project; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (vii) obligations in respect of letters of credit to the extent drawn and not reimbursed and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which is secured by any assets of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, in each case, as determined in accordance with the Accounting Principles.

“Indemnified Persons” means the Buyer Indemnified Persons or the Seller Indemnified Persons, as the case may be.

“Indemnifying Person” means the Buyer in the case of any Seller Indemnification Claim, or the Sellers in the case of any Buyer Indemnification Claim.

“Indemnity Escrow Amount” means $7,000,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents, patent and applications and invention disclosures therefor, including amendments, continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names and other indicia of origin, service names, brand names, trade dress rights, logos, symbols, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) published and unpublished works of authorship, copyrights and registrations and applications therefor (collectively, “Copyrights”), (iv) all Software and Technology and (v) all other intellectual property or proprietary rights, remedies or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing.

“In-the-Money Option” means an Option outstanding immediately prior to the Effective Time having a per Share exercise price less than the Closing Per Share Merger Consideration, which for purposes of clarification does not include Waived Options.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable investigation of the following individuals: Marc Willency, Jesse Selnick, Dan Stoll, Karen Clauson, Steve Fisher, Cynthia Leiser and Bob Guth and (ii) with respect to the Buyer, the actual knowledge, after reasonable investigation, of the following individuals: Dan Caruso, Ken desGarennes, Rachel Stack, Wendy Cassity and Gregg Strumberger.

“Leased Real Property”  means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, charges, penalties, and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Person in connection with, or related to, any matter; provided,  however, that in computing the amount of any Losses for purposes of determining the liability of any Indemnifying Person under Article VIII, the amount of any Losses in the form of punitive damages shall not be included in Losses that an Indemnified Person may seek indemnification under Article VIII, except for punitive damages awarded in connection with a Third Party Claim.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that individually or in the aggregate with other changes, circumstances, effects, events or facts has, or could reasonably be expected to have, a material and adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided,  however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate with other changes, circumstances, effects, events or facts) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to: (A) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (B) general conditions in the telecommunications industry or in any industry sector in which the Company or any of its Subsidiaries operate or participate; (C) a change in Buyer’s stock price or trading volume, in and of itself (provided that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excluded from any other clause of this definition); (D) any natural or man-made disaster or pandemic, or the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (E) the disclosure of the fact that the Buyer is the prospective acquirer of the Shares; (F) the announcement, execution, consummation or pendency of the transactions contemplated by this Agreement or any other Transaction Document; (G) changes in general legal, regulatory or political conditions after the date hereof; (H) any change in accounting requirements or principles or any change in Applicable Laws, or the interpretation thereof; (I) actions taken by the Buyer or any of its Affiliates or at the written request of Buyer or any of its Affiliates; (J) any failure by the Company or its Subsidiaries to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); (K) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document or (L) the exercise of any dissenters’ or appraisal rights by any Stockholder; provided further, that, with respect to clauses (A), (B), (D), (G) or (H), the impact of such change, circumstance, effect, event or fact is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; or (b) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

“Measurement Time” means immediately prior to the Closing, on the Closing Date.

“Merger Consideration” means (i) the Enterprise Value, plus (ii) the Closing Cash, plus (iii) the Net Working Capital Overage, if any, plus (iv) the Aggregate In-the-Money Option Exercise Price, minus (v) the Closing Indebtedness, minus (vi) the Net Working Capital Underage, if any, minus (vii) the Adjustment Escrow Amount, minus (viii) the Indemnity Escrow Amount, minus (ix) the Closing Transaction Expenses, minus (x) the Equityholder Representative Fund Amount.

“Net Working Capital”  means, with respect to the Company and its Subsidiaries, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i)

the Current Assets minus (ii) the Current Liabilities, in each case calculated in accordance with the Accounting Principles.

“Net Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Net Working Capital exceeds the Target Net Working Capital.

“Net Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Closing Net Working Capital.

“Network Equipment” means all of the telecommunications equipment used by the Company to provide telecommunications services on or over the Long Haul Network or the Metro Network.

“Network Fiber”  means all fiber optic strands in which the Company holds an ownership leasehold, license or IRU interest, excluding cross-connections, tie cables, and intra-building fiber.

“Option” means each outstanding option to purchase Shares (i) issued under the Incentive Plan and (ii) set forth on Disclosure Schedule 3.1(b)(iii).

“Out-of-the-Money Option” means an Option outstanding immediately prior to the Effective Time having a per Share exercise price equal to or greater than the Closing Per Share Merger Consideration, which for purposes of clarification does not include Waived Options.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Passive Investment” means any investment or interest in index funds, mutual funds, retirement funds or accounts, real estate investment trusts and other investment vehicles, funds, trusts or accounts for which a Person is a passive investor or has granted non-discretionary account authority.

“Permitted Liens” means, with respect to each of the Company and its Subsidiaries (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with its past practices for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by it; (d) pledges or deposits made in the ordinary course of business and consistent with its past practices in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with its past practices; (f) zoning, building and other land use regulations, restrictive covenants, easements, rights-of-way, encroachments, imperfections of title, and other matters of record that do not detract in any material respect from the value of the Owned Real Property or Leased Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (g) landlords’ Liens in favor of landlords under Leases; (h) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leases are subordinate;  (i) Liens arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or funds maintained with a creditor depository institution; (j) Liens arising after the date of this Agreement as explicitly permitted by the terms of this Agreement under personal property leases and personal property purchase money arrangements contracted in the ordinary course of business and consistent with its past practices; and (k) Liens set forth on Disclosure Schedule 3.1(l).

“Per Share Merger Consideration” means, with respect to each Share, the Closing Per Share Merger Consideration payable with respect to such Share, together with any amounts that become payable in respect of such Share, if any, from the Adjustment Escrow Fund, the Indemnity Escrow Fund, the Equity Representative Fund or otherwise pursuant to Section 2.10(g) in accordance with this Agreement and the Escrow Agreement, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“R&W Policy” means the insurance policies entered into in respect of certain indemnification obligations for breaches of representations and warranties of the Company.

 “Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all Patents and Patent applications, all Copyright registrations, all Internet domain names, and all registrations for Marks that, in each case, are owned by the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, auditors, advisors, bankers and other representatives of such Person; provided, that, for the avoidance of doubt, equityholders, partners, stockholders and other principals shall not be deemed a Representative.

“Restricted Cash” means, with respect to the Company and its Subsidiaries, all Cash that is held in escrow for the benefit of other Persons.

“RSU” means each outstanding restricted stock unit pursuant to which Shares may be issued under the Incentive Plan

“Seller Indemnified Persons” means (a) the Sellers; (b) the Sellers’ Affiliates, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and Representatives.

“Sellers” means, collectively, each holder of Shares, In-the-Money Options and RSUs receiving portions of Total Merger Consideration pursuant to this Agreement.

“Shareholders’ Agreement” means the Shareholders’ Agreement dated as of November 19, 2009, by and among Integra Telecom Parent, Inc. and each of the Shareholders (as defined therein), as amended.

 “Shares” means shares of Company Common Stock.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, but, in each case, excluding any Copyrights therein.

“Specified Governmental Approvals” means those certain approvals and notices listed on Disclosure Schedule 4.2(a).

“Stockholder” means any holder of any Shares.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Target Net Working Capital” means $0.00.

“Tax” or “Taxes” means all fees, imposts, levies, or other assessments, in each case in the nature of a tax, including, without limitation, any and all net income, alternative or add-on minimum, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, capital, profits, transfer, inventory, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other similar charges imposed by any Governmental Authority.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes and filed with any Governmental Authority, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development results, technical data, subroutines, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements, and all recordings, graphs, drawings, reports, analyses, and other writings, in any form whether or not specifically listed herein.

“Total Merger Consideration” means (i) the Merger Consideration plus (ii) the aggregate of any amounts that become payable to any Stockholder or holder of In-the-Money Options or RSUs from the Adjustment Escrow Fund, the Indemnity Escrow Fund, the Equity Representative Fund, or otherwise pursuant to Section 2.10(g) in accordance with this Agreement and the Escrow Agreement, as applicable.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Stockholder Consent and each other agreement, document, certificate and instrument required to be delivered by any party pursuant to this Agreement, and any other agreements, documents, certificates or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Transaction Expenses” means, with respect to the Company and its Subsidiaries, the aggregate amount, without duplication, of any and all fees and expenses incurred by or on behalf of, or paid or to be paid (whether or not accrued) directly by, the Company or any Person that the Company or any of its Subsidiaries pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Sellers or the Equityholder Representative) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) all brokers’, finders’ or similar fees payable as a result of the consummation of the transactions contemplated hereby;  (iii) any change of control bonuses or other payments to employees, directors, consultants or other service providers of the Company that are due or become due solely as a result of the consummation of the transactions contemplated hereby (without the occurrence of any action taken by the Buyer or its affiliates), including any payroll Taxes payable in connection therewith; (iv) the bonus obligations payable to the Chief Executive Officer of the Company under his employment agreement in connection with the consummation of the transactions contemplated hereby in the amount as set forth on Schedule A-2 hereto;  (v) $1,411,400, representing 50% of the fees previously paid or to be paid by the Buyer in connection with the R&W Policy; and (vi) with respect to clauses (i), (ii), (iii) and (iv) also including any such Transaction Expenses arising from any other process for a potential transaction run by or on behalf of the Company as a result of the consummation of the transactions contemplated hereby.

“Warrant” means warrants to purchase shares of the Company Common Stock.

List of Other Defined Terms in this Agreement:

Terms	Defined in Section

Advisory Group...............................................................................................................2.12(f)

Aggregated Group...........................................................................................3.1(p)(i)(A)

Agreement.........................................................................................................Preamble

Asserted Liability...............................................................................................................8.5(a)

Book-Entry Shares...................................................................................................................2.8

Buyer...................................................................................................................Preamble

Buyer Benefit Plans.......................................................................................................4.17(b)

Buyer Indemnification Claim.......................................................................................................8.2

Buyer Parties...........................................................................................................................3.2

Cancelled Shares...................................................................................................2.6(a)(iii)

Certificate of Merger...........................................................................................................6.1(b)

Claims Notice...................................................................................................................8.5(a)

Closing...............................................................................................................................6.1(a)

Closing Balance Sheet...................................................................................................2.10(a)

Closing Cash.................................................................................................................2.10(a)

Closing Date.....................................................................................................................6.1(a)

Closing Indebtedness.....................................................................................................2.10(a)

Closing Net Working Capital.............................................................................................2.10(a)

Closing Transaction Expenses.........................................................................................2.10(a)

Company...........................................................................................................Preamble

Company Approvals.....................................................................................................3.1(e)(i)

Company Common Stock.....................................................................................Recital B

Company Permits...................................................................................................3.1(g)(iii)

Consolidated Balance Sheet...........................................................................................3.1(f)(i)

Consolidated Balance Sheet Date...................................................................................3.1(f)(i)

Consolidated Financial Statements...................................................................................3.1(f)(i)

Contest.............................................................................................................................4.8(b)

Cure Period.................................................................................................................7.1(c)(i)

D&O Indemnification Obligation.........................................................................................4.16(c)

D&O Indemnified Person...................................................................................................4.16(c)

D&O Proceeding...............................................................................................................4.16(a)

D&O Releasor.................................................................................................................4.16(e)

Debt Commitment Letter.........................................................................................3.2(e)(iii)

Debt Payoff Letter.................................................................................................................4.14

defined benefit plan.........................................................................................3.1(P)(i)(A)

DGCL...................................................................................................................Recital A

Dissenting Shares.................................................................................................................2.13

Distributable Amount.............................................................................................................8.11

Effective Time...................................................................................................................6.1(b)

Equityholder Representative...........................................................................................2.12(a)

Equityholder Representative Fund...................................................................................2.12(d)

Equityholder Representative Group...................................................................................2.12(f)

Estimated Cash.................................................................................................................2.9(b)

Estimated Indebtedness.....................................................................................................2.9(b)

Estimated Net Working Capital...........................................................................................2.9(b)

Estimated Transaction Expenses.........................................................................................2.9(b)

Expiration Date.........................................................................................................................8.1

FCC Licenses.......................................................................................................3.1(g)(iv)

Final Closing Statement.................................................................................................2.10(a)

Financing...............................................................................................................3.1(e)(ii)

Financing Commitments.......................................................................4.9(e), 3.2(e)(ii)

Fundamental Representations...........................................................................................8.1(a)

ILEC.......................................................................................................................3.1(s)(vi)

Independent Accounting Firm.........................................................................................2.10(c)

Interconnection Agreements...................................................................................3.1(s)(vi)

IRU.................................................................................................................3.1(s)(i)(A)

IT Systems.............................................................................................................3.1(q)(ii)

Lease.............................................................................................................................3.1(j)(i)

Leases...........................................................................................................................3.1(j)(i)

Licenses.....................................................................................................................3.1(q)(i)

Limited Financing Conditions...................................................................................3.2(e)(iii)

Long Haul Network.........................................................................................3.1(s)(iii)(A)

Majority Holders.............................................................................................................2.12(c)

Material Contract.........................................................................................................3.1(o)(i)

Merger.................................................................................................................Recital A

Merger Sub.......................................................................................................Preamble

Metro Network...............................................................................................3.1(s)(iii)(B)

Minimum Loss...................................................................................................................8.4(a)

multi-employer plan...........................................................................................3.1(p)(i)(C)

Net Adjustment Amount.........................................................2.10(g)(iii), 2.10(g)(i)

Network Access Agreements.............................................................................3.1(s)(i)(E)

Network Agreement.......................................................................................................3.1(s)(i)

Network Colocation Agreements.........................................................................3.1(s)(i)(D)

Network Equipment Agreements.......................................................................3.1(s)(i)(G)

Network Fiber Services Agreements...................................................................3.1(s)(i)(F)

Network Franchise Agreements.........................................................................3.1(s)(i)(C)

Network IRUs.................................................................................................3.1(s)(i)(A)

Network Underlying Rights.................................................................................3.1(s)(i)(B)

Notice of Disagreement...................................................................................................2.10(b)

Other D&O Indemnitors.....................................................................................................4.16(c)

Payoff Indebtedness.............................................................................................................4.14

Pre-Basket Amount...........................................................................................................8.4(a)

Preliminary Closing Balance Sheet.......................................................................................2.9(b)

Preliminary Closing Statement.............................................................................................2.9(b)

prohibited transaction.......................................................................................3.1(p)(i)(B)

PUC Licenses.......................................................................................................3.1(g)(iv)

PUCs.....................................................................................................................3.1(g)(iv)

Representative Engagement Agreement...........................................................................2.12(f)

Representative Expenses...............................................................................................2.12(g)

Required Financial Information.............................................................................4.10(a)(iii)

SEC...................................................................................................................................4.6(a)

Seller Indemnification Claim.......................................................................................................8.3

Seller Tax Contest.............................................................................................................4.8(b)

Stockholder Consent...........................................................................................Recital B

Survival Date.........................................................................................................................8.11

Surviving Corporation.................................................................................................................2.1

S-X Financial Statements...................................................................................................4.6(a)

Tangible Property Leases.................................................................................3.1(o)(i)(O)

Telecommunications Licenses.................................................................................3.1(g)(iv)

Termination Date...................................................................................................7.1(c)(iii)

Transaction Expenses Payoff Instructions.................................................................................4.15

UNEs.....................................................................................................................3.1(s)(vi)

Waived Option...................................................................................................................2.6(c)

Waived RSU.....................................................................................................................2.6(c)

Warrant Agreements...............................................................................................3.1(b)(v)

EXHIBIT B

FORM OF LETTER OF TRANSMITTAL

[Attached.]

EXHIBIT C

FORM OF STOCKHOLDER CONSENT

[Attached.]

EXHIBIT D

CERTIFICATE OF MERGER

[Attached.]

EXHIBIT E

FORM OF SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

[Attached.]

EXHIBIT F

FORM OF SURVIVING CORPORATION BYLAWS

[Attached.]

SCHEDULE A-1

ADJUSTMENT ESCROW AMOUNT

The delivery of Stockholder Consents by Stockholders holding in excess of 90% of the Shares outstanding as of the date hereof.

SCHEDULE A-2

TRANSACTION EXPENSES

$1,600,000, representing the incentive bonus severance (in lieu of the “Two-Year Bonus Opportunity”) payable to Mr. Willency pursuant to Section 7(b)(iv) of his Employment Agreement with the Company, dated August 16, 2015.

SCHEDULE 2.9

SAMPLE WORKING CAPITAL CALCULATION

SCHEDULE 2.12

ADVISORY GROUP

Raj Patel

Jesse Selnick

List of Omitted Schedules

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

Schedule 3.1(a)(i) Organization; Good Standing and Other Matters

Schedule 3.1(a)(ii) Organization; Good Standing and Other Matters

Schedule 3.1(b)(ii) Capitalization – Stock Ownership

Schedule 3.1(b)(iii) Capitalization – Option Ownership

Schedule 3.1(b)(iv) Capitalization – RSU Ownership

Schedule 3.1(b)(v) Capitalization – Warrant Ownership

Schedule 3.1(c)(i) Capitalization of the Subsidiaries

Schedule 3.1(c)(ii) Capitalization of the Subsidiaries

Schedule 3.1(e)(i) No Conflict; Required Filings and Consents

Schedule 3.1(f)(i) Financial Statements

Schedule 3.1(f)(iii) Absence of Certain Changes or Events

Schedule 3.1(g)(iv) Compliance with Applicable Laws; Permits

Schedule 3.1(h) Litigation

Schedule 3.1(i) Insurance Coverage

Schedule 3.1(j)(i)(A) Real Property

Schedule 3.1(j)(i)(B) Real Property

Schedule 3.1(l) Liens

Schedule 3.1(m) Environmental Matters

Schedule 3.1(n) Taxes

Schedule 3.1(o)(i) Material Contracts

Schedule 3.1(o)(ii) Material Contracts – Validity

Schedule 3.1(p)(i) ERISA Compliance; Labor

Schedule 3.1(p)(ii) ERISA Compliance; Labor

Schedule 3.1(p)(iii) ERISA Compliance; Labor

Schedule 3.1(q) Intellectual Property

Schedule 3.1(r) Broker’s Commissions and Advisor Fees

Schedule 3.1(s)(i) Network Facilities and Operations

Schedule 3.1(s)(iii) Network Facilities and Operations

Schedule 3.1(s)(iv) Network Facilities and Operations

Schedule 3.1(s)(v) Network Facilities and Operations

Schedule 3.1(s)(vi) Network Facilities and Operations

Schedule 3.1(s)(vii) Network Facilities and Operations

Schedule 3.1(t)(i) Transactions with Certain Persons

Schedule 3.1(t)(ii) Transactions with Certain Persons

Schedule 3.1(t)(iii) Transactions with Certain Persons

Schedule 4.1 Conduct of Business

Schedule 4.2(a) Specified Governmental Approvals

Schedule 4.4 Third Party Consents

Schedule 4.13(b)(i) Incentive Plans

Schedule 4.14 Payoff Indebtedness